Exhibit 10.1

Option Agreement

By and Between

TEXCAL ENERGY SOUTH TEXAS, L.P.

(“Optionor”)

and

DENBURY ONSHORE, LLC

(“Optionee”)

dated

November 1, 2006

i

ii

iii

OPTION AGREEMENT

                This Option Agreement (“Agreement”), dated as of  November 1, 2006, is by and between TexCal Energy South Texas, L.P. whose address is 1021 Main Street, Suite 2500, Houston, Texas 77002 (“Optionor”), and Denbury Onshore, LLC, whose address is 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024 (“Optionee”).  Optionor and Optionee are sometimes together referred to herein as “Parties”.

R E C I T A L S

                WHEREAS, Optionor owns certain oil and gas leasehold interests and related assets more fully described on the exhibits hereto; and

                WHEREAS, Optionor desires to grant, and Optionee desires to acquire, the right and option to purchase these interests and related assets on the terms and conditions hereinafter provided;

                NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Optionor and Optionee hereby agree as follows:

ARTICLE 1. - DEFINITIONS

1.1.         “Acquiring Party” has the meaning specified in Section 18.2(b).

1.2.         “Agreement” shall mean this Option Agreement between Optionor and Optionee.

1.3.         “Agreement Effective Time” shall mean 7:00 a.m., Central Standard Time, on November 1, 2006.

1.4.         “Area of Mutual Interest” has the meaning specified in Section 18.2(a)

1.5.         “Asset Operating Expense” has the meaning specified in Section 2.5(b)(i)(3).

1.6.         “Asset Payout Amount” has the meaning specified in Section 1.26(d)(4).

1.7.         “Assets” shall mean the following described assets and properties (except to the extent constituting Excluded Assets):

(a)           the Leases;

(b)           the Personal Property and Incidental Rights;

(c)           the Inventory Hydrocarbons;

(d)           the West Hastings Unit; and

(e)           the East Hastings Field.

1.8.         “Assumed Obligations” shall mean with respect to the Assets:

(a)           all Environmental Obligations or Liabilities (i) related to, or arising from, events first occurring after the Exercise Effective Time, and (ii) related to, or arising from, events first occurring or in existence prior to October 1, 2004, to the extent and as set out in Section 10.6;

(b)           all obligations with respect to gas production, sales or, subject to Article 17, processing imbalances with third parties;

(c)           all liabilities, duties, and obligations that arise out of the ownership, operation or use of the Assets after the Exercise Effective Time, other than Environmental Obligations or Liabilities, including, but not limited to, all liabilities, duties, and obligations, express or implied, imposed upon Optionor herein under the provisions of the Leases and any and all assignments, subleases, farmout agreements, assignments of overriding royalty, joint operating agreements, easements, rights-of-way, and all other contracts, agreements and instruments affecting the Leases, or the premises covered thereby, whether recorded or unrecorded, and under all applicable laws, rules, regulations, orders and ordinances, excluding the claims and suits set forth in Exhibit “H” and any claims or suits identified in the Option Exercise Notice which relate to liabilities incurred after the Agreement Effective Time and prior to Closing.

1.9.         “Capital Costs” has the meaning specified in the definition of Excluded Assets.

1.10.       “Cash Payment” has the meaning specified in Section 2.5.

1.11.       “Casualty Loss” has the meaning specified in Article 14.

1.12.       “Claims” has the meaning specified in Sections 16.2.

1.13.       “Closing” has the meaning specified in Section 12.1.

1.14.       “Closing Date” has the meaning specified in Section 12.1

1.15.       “Conditions Precedent” has the meaning specified in Section 2.1.

1.16.       “Consents” has the meaning specified in Section 9.1(b)

1.17.       “Cure Period” has the meaning specified in Section  8.3(a)

1.18.       “D&M” has the meaning specified in Section 2.5(b)

1.19.       “D&M Report” has the meaning specified in Section 2.5(b)

1.20.       “Defensible Title”, subject to and except for the Permitted Encumbrances has the meaning specified in Section 8.1(a).

1.21.       “Designated Interest” shall mean: (i) as to the West Hastings Unit, a working interest of 89.33682% and a net revenue interest of 78.94105%; (ii) as to the East Hastings Field, a working interest of 100% and a net revenue interest of 87.5%; (iii) as to a Lease in the West Hastings Unit, the working interest and net revenue interest set forth for such Lease in Exhibit “C”; (iv) as to a Lease in the East Hastings Field, the working interest and net revenue interest set forth for such Lease in Exhibit “C”; as to a well in the West Hastings Unit, the working interest and net revenue interest set forth for such well in Exhibit “B-1”; as to a well in the East Hastings Field, the working interest and net revenue interest set forth for such well in Exhibit “B-2”; and, as to any other Asset, the ownership interest of Optionor in such Asset to be conveyed to Optionee, less and except the Optionor’s reserved overriding royalty interest as set forth in Section 1.27(a).  If following the Agreement Effective  and prior to the Option Exercise Date Optionor acquires additional interests in the Hastings Field, the Designated Interests shall be adjusted to reflect such acquisitions(s).  The Designated Interests for all of the above Assets are referred to collectively as the “Designated Interests.”

1.22.       “Development Plan” has the meaning set forth in Section 2.7.

1.23.       “Environmental Defect Notice Date” has the meaning set forth in Section 7.1.

1.24.       “Environmental or Title Defect Value” has the meaning set forth in Section 8.4.

1.25.       “East Hastings Field” shall refer to those lands falling within the geographic outline depicted on the plat in Exhibit “D-1”.

1.26.       “Environmental Defect” shall mean: (i) a condition or activity with respect to an Asset that is in material violation, or reasonably likely to materially violate, any federal, state or local statute, or any rule, order, ruling or regulation entered, issued or made by any court, administrative agency, or other governmental body or entity, federal, state, or local, or any arbitrator (“Environmental Law”), or surface or mineral lease obligation relating to natural resources, conservation, the environment, or the emission, release, storage, treatment, disposal, transportation, handling or management of industrial or solid waste, hazardous waste, hazardous or toxic substances, chemicals or pollutants, petroleum, including crude oil, natural gas, natural gas liquids, or liquefied natural gas, and any wastes associated with the exploration and production of oil and gas (“Regulated Substances”); or (ii) the presence of Regulated Substances in the soil, groundwater, or surface water in, on, at or under an Asset in any manner or quantity which is required to be remediated by Environmental Law or by any applicable action or guidance levels or other standards published by any governmental agency with jurisdiction over the Assets, or by a surface or mineral lease obligation.  Optionee and Optionor agree that for a condition to be in violation of any statute or regulation it shall not be necessary that Optionor shall be under notice of violation from a federal or state regulatory agency or lessor.

The Parties agree and acknowledge that Optionee will be provided an opportunity to examine the Assets for potential naturally occurring radioactive materials (“NORM”), and any potential obligations with respect to NORM and that the presence of NORM on any of the Assets, except with respect to inactive wells, facilities, pipelines and other equipment, may not be raised by Optionee as the subject of an Environmental Defect.

1.27.       “Environmental Law” shall be as defined in Section 1.26 above.

1.28.       “Environmental Obligations or Liabilities” shall mean all liabilities, obligations, expenses (including, without limitation, all attorneys’ fees), fines, penalties, costs, claims, suits or damages (including natural resource damages) of any nature, associated with the Assets, and attributable to or resulting from:  (i) pollution or contamination of soil, groundwater or air, on, in or under the Assets or lands in the vicinity thereof, and any other contamination of or adverse effect upon the environment, (ii) underground injection activities and waste disposal, (iii) clean-up responses, remedial, control or compliance costs, including the required cleanup or remediation of spills, pits, lakes, ponds, or lagoons, including any subsurface or surface pollution caused by such spills, pits, lakes, ponds, or lagoons, (iv) noncompliance with applicable land use, permitting, surface disturbance, licensing or notification requirements, including those in a surface or mineral lease, whether an express or implied obligation, (v) all obligations, whether pursuant to an Environmental Law or a surface or mineral lease obligation, whether express or implied, for plugging, replugging and abandoning any wells, the restoration of any well sites, tank battery sites and gas plant sites, and any other surface locations or sites, the proper removal, disposal and abandonment of any wastes or fixtures, and the proper capping and burying of all flow lines, which are included in the Assets; (vi) violation of any federal, state or local Environmental Law or land use law, or surface or mineral lease obligation, whether an express or implied obligation, and (vii) any other violation which could qualify as an Environmental Defect.  Notwithstanding anything to the contrary set forth in, or implied by, this Section 1.28 “Environmental Obligations or Liabilities” does not include (i) personal injury or wrongful death occurring prior to the Exercise Effective Time or (ii) offsite waste disposal occurring prior to the Exercise Effective Time.

1.29.       “Excluded Assets” shall mean the following:

(a)           an overriding royalty interest from the Exercise Effective Time in production from the Assets equal to an undivided two percent of eight-eighths (2% of 8/8ths), which overriding royalty interest shall be reserved by Optionor.  Said reserved overriding royalty interest shall be free of (i) any and all costs and expenses associated with the exploration, production or operation of wells producing the Assets, and (ii) post production costs associated with removing CO2 from the production stream,  and shall be paid in the same manner as provided for with respect to lessors.  In the event Optionor exercises its option to receive the Reversionary Interest set forth in Section

1.29(d) below, then Optionor’s Reversionary Interest will bear its proportionate share of the reserved overriding royalty interest.

(b)           all interests in the surface estate in Hastings Field Lands, including but not limited to those described in Exhibits “A-5” and “A-6”;

(c)           all of Optionor’s leasehold, fee mineral and royalty interests in the Hastings Field, as such interests relate to horizons above the top of, and below the base of, the Frio Zone.

(d)           a reversionary working interest of an undivided twenty-five percent (25%) in and to the Assets assigned hereunder, (the “Reversionary Interest”), at such time as the Optionee has achieved Payout.  “Payout” shall mean that point in time when Optionee has received from Net Revenues from the Assets an amount equal hundred percent (100%) of the sum of Operating Costs plus the  Payout Amount plus (ii) one hundred thirty percent (130%) of all Capital Costs expended to conduct enhanced recovery operations on the Assets.  It being the intent of the Parties that the Optionor shall convey to Optionee at Closing the Designated Interest (less Optionor’s reserved overriding royalty interest) as to the Assets, subject to the Optionor’s Reversionary Interests.  Optionor’s Reversionary Interests as set forth above will be proportionately adjusted  Optionee’s actual working interest and/or net revenue interest, respectively, acquired by virtue of this Agreement.  Subject to Optionor’s post Payout election as provided in Section 1.26(d)(11) below, Optionor’s Reversionary Interests shall automatically revert to the Optionor once Payout has been achieved, without any further action on the part of the Optionor.  Optionor’s Reversionary Interests will be effective on the first day of the month next succeeding the point in time in which Payout has occurred.  Within thirty (30) days after Payout has occurred, and subject to Optionor’s right to reject reversion, Optionee shall provide Optionor with an Assignment of the Optionor’s Reversionary Interests, which will be free and clear of all liens and encumbrances of any kind and shall be substantially in the form of the Assignment and Conveyance attached hereto as Exhibit “I”.

Calculation of Payout and Optionor’s Reversionary Interests shall be subject to the following additional terms and provisions:

(1)           As used herein, “Net Revenues” shall mean with respect to the Assets, gross revenues from the Designated Interest share of production from the Assets  from and after the Exercise Effective Time less any applicable federal, state and local taxes (including excise, production, severance, sales, and ad valorem taxes, but excluding any income based taxes) and less payments from gross revenues attributable to Optionor’s reserved overriding royalty interest, and any other overriding royalty interests, production payments, net profit interest and similar interests or burdens of record against the Assets existing as of the Agreement Effective Time and paid after the Exercise Effective Time.

(2)           As used herein, “Operating Costs” shall mean with respect to the Assets from and after the Exercise Effective Time,  the Designated Interest share of (i) operating costs and expenses (including administrative overhead charges) for the operation of wells, facilities, equipment and flowlines located on and/or used in conjunction with the Assets, actually incurred and expended by Optionee and/or the Operator and charged to the joint account by Optionee and/or the Operator, as set forth in the Accounting Procedure of the West Hastings Unit Operating Agreement or the applicable operating agreement for any East Hastings Field wells (in the event there is no applicable operating agreement, the Accounting Procedure of the West Hastings Unit Operating Agreement shall be utilized) and (ii) CO2 Costs.

(3)           As used herein, “Capital Costs” shall mean with respect to the Assets, the Designated Interest share of all capital costs actually incurred and expended by the Operator for enhanced oil recovery operations and charged to the joint account by Optionee and/or the Operator from and after the Exercise Effective Date, including for the construction of facilities, field development, conversion of wells for injection purposes, drilling, completion, reworking, recompletion of wells, construction of flowlines located on and/or used in conjunction with such Assets, and such other costs as are incurred under the Development Plan and credited towards the Required Cumulative Capital Expenditure Amounts provided in Section 2.7(a) below.

(4)           As used herein, “Asset Payout Amount” shall mean the sum of the predicted “annual future net revenue” (as such terms are currently used by D&M in the reserve report prepared for Optionor dated July 31, 2006)  for the first four years following the Exercise Effective Time,  as shown in the D&M Report used to determine the Purchase Price for the Assets.

(5)           As used herein, “CO2 Costs” shall mean the direct cost of acquiring (commodity cost) and delivering (transportation cost) CO2 to the Assets.

(i)            transportation costs (before and after Payout) shall be (x) the actual costs on a per mcf basis charged by unaffiliated third party transporters, or (y) in the event Optionee owns the pipeline transporting CO2 to the Assets, a per mcf fee not to exceed the amount necessary to amortize the actual cost of constructing and operating that portion of the line on which the CO2 is transported to  the Assets, based on a capacity throughput of 400 MMcf/d over a twenty (20) year period, at a discount rate of six hundred fifty basis points over the one year LIBOR (if the one year LIBOR is five and one-half percent (5.5%) the discount rate used to amortize the pipeline would be 12%), but in no event shall  discount rate be less than 12%.

(ii)           commodity costs (before and after Payout) shall be the lower of (x) the average direct cost of CO2 in Optionee’s or third party’s pipeline from which CO2 is acquired for the Assets and (y) the lowest price charged for CO2 by Optionee in sales to third party users or consumers in Texas.  In no event shall the average cost per mcf of CO2 delivered to the Assets exceed one percent (1%) of the average NYMEX oil closing price per barrel during the month of delivery; provided the foregoing cap on CO2 prices shall never be less than $.30 per mcf. A “mcf” of CO2 shall be 1000 cubic feet of CO2 at standard conditions.  Optionee shall deliver CO2 to the Assets at a pipeline pressure of not less than 1100 psi.

(iii)          Any CO2 charged to the and used by Optionee for any purpose other than with respect to the development of the shall be credited as Net Revenues at the same cost that the CO2 is charged as provided above.

(6)           Costs associated with building, owning, operating and maintaining CO2 pipelines used by Optionee to deliver CO2 to the Hastings Field shall not be considered Capital Costs or Operating Costs for purposes of determining Payout.  Nor shall such costs be considered in computing Required Cumulative Capital Expenditure Amounts. Nothwithstanding the foregoing, actual  transportation costs incurred in transporting CO2 to the Hastings Field, as set forth in Section 1.29(d)(5)(i) shall be considered for purposes of determining Payout.

(7)           Optionor’s Reversionary Interests in the Assets, after it reverts, shall be subject to the terms and provisions of the West Hastings Unit Operating Agreement and/or any other applicable agreements.  After such Reversionary Interests revert to Optionor, Optionor shall be liable for and shall assume and pay its proportionate working interest share of all subsequent costs associated with its working interest attributable to the reverted and reassigned interests, including capital costs.

(8)           If for any reason Optionor desires not to accept the Reversionary Interests provided for in this Section  (d), and the obligations and liabilities associated with such Reversionary Interests, Optionor may decline to accept such Interests by notifying Optionee in writing on or before   () days after Optionor is notified, in writing, of the effective date of reversion.  After receipt of such a notice, Optionor’s right to the Reversionary Interests will terminate effective as of the date of the reversion.

(9)           Prior to Payout, Optionee shall provide to Optionor (i) on a monthly basis operating reports covering revenues, operating expenses, capital expenditures, production and injection volumes and product prices received; and (ii) a quarterly statement (with all supporting documentation) identifying the status of Payout; and (iii) Optionee shall further provide Optionor with quarterly reports including historical and prospective technical information relating to the Assets including, but not limited to injection and production data on a field and well basis, well logs, cores, tests and any other data necessary for Optionor to perform its own technical analysis; and (iv) the right to request an annual technical presentation to be presented to Optionor by the appropriate technical staff of Optionee.  Optionor shall have the right to conduct an annual audit of the accounts and records of Optionee (at a mutually convenient time during Assignor’s normal business hours and in accordance with the Council of Petroleum Accountants Society guidelines and practices for audits by working interest owners) to verify the accounting for Payout. Such audits may be performed by Optionor directly or through an independent accounting firm of its choice, but in each case at the Optionor’s sole cost and expense.  Notwithstanding the above, all Payout accounting by Optionee during any calendar year shall conclusively be presumed true and correct after twenty four (24) months following the end of any such calendar year, unless within the said twenty four (24) month period, Optionor takes written exception thereto and makes claim on Optionee for adjustments.

(e)           (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to Optionor’s interest in the Assets with respect to any period of time prior to the Exercise Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Optionor’s interest in the Assets with respect to any period of time prior to the Exercise Effective Time; and (iii) all proceeds, benefits, income or revenues accruing with respect to the Subject Acreage prior to the Exercise Effective Time;

(f)            all corporate, financial, and tax records of Optionor; however, Optionee shall be entitled to receive copies of any tax records which directly relate to any Assumed Obligations, or which are necessary for Optionee’s ownership, administration, or operation of the Assets;

(g)           all claims and causes of action of Optionor arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Exercise Effective Time; provided, however, Optionor shall transfer to Optionee all claims and causes of action of Optionor against prior owners of the Assets or third parties for Environmental Obligations or Liabilities that are not Retained Environmental Obligations or Liabilities;

(h)           except as otherwise provided in Section 14 all rights, titles, claims and interests of Optionor relating to the Assets prior to the Exercise Effective Time (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards;

(i)            all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Exercise Effective Time, together with all proceeds from or of such Hydrocarbons, except the Inventory Hydrocarbons and the unsold inventory of gas plant products, if any, attributable to the Leases as of the Exercise Effective Time;

(j)            claims of Optionor for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Exercise Effective Time, or income or franchise taxes;

(k)           all amounts due or payable to Optionor as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Assets with respect to any period prior to the Exercise Effective Time;

(l)            all amounts due or payable to Optionor as adjustments to insurance premiums related to the Assets with respect to any period prior to the Exercise Effective Time;

(m)          all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets, and all accounts receivable attributable to the Assets, prior to the Exercise Effective Time; and

(n)           all of Optionor’s intellectual property, including, but not limited to, proprietary computer software, patents, trade secrets, copyrights, names, marks and logos.

(o)           all depths above the top and below the base of the Frio Zone.

1.30.       “Exercise Effective Time” has the meaning specified” shall be defined in Section 2.4.

1.31.       “Final Settlement” has the meaning specified in Section 12.5

1.32.       “Final Settlement Statement” has the meaning specified in Section 12.5.

1.33.       “Frio Zone” means the stratigraphic interval or its correlative equivalent between the depths of 5,390 feet and 6,840 feet in the Amoco Production Company L.F. McKibben A-6 located on the McKibben “A” Lease of the HT&B Survey 29, Brazoria County, Texas as defined on the Dual Induction-Electric-Lateralog-Sonic Logs run on November 6, 15, 26, and 28, 1977.

1.34.       “Hastings Field” shall refer, collectively, to the East Hastings Field and the West Hastings Unit.

1.35.       “Hydrocarbons” shall mean crude oil, natural gas (including CO2), casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons, and shall also refer to all other minerals of every kind and character which may be covered by or included in the Leases and Assets.

1.36.       “Indemnified Party” has the meaning set forth in Section 16.7.

1.37.       “Indemnifying Party” has the meaning set forth in Section 16.7.

1.38.       “Initial Option Payment” has the meaning specified in Section 2.3 (a)

1.39.       “Inventory Hydrocarbons” shall mean all merchantable oil and condensate (for oil or liquids in storage tanks, being only that oil or liquids physically above the top of the inlet connection into such tanks) produced from or attributable to the Leases prior to the Exercise Effective Time which have not been sold by Optionor and are in storage at the Exercise Effective Time.

1.40.       “Leases” shall mean, except to the extent constituting Excluded Assets, any and all interests owned by Optionor, including but without limitation those set forth on Exhibits “A-1”, “A-2”, “A-3” and “A-4”, or which Optionor is entitled to receive by reason of any participation, joint venture, farmin, farmout, joint operating agreement, unitization agreement, or other agreement, in and to the oil, gas and/or mineral leases, permits, licenses, concessions, leasehold estates, royalty interests, overriding royalty interests, net revenue interests, executory interests, net profit interests, working interests, reversionary interests, mineral interests, and any other interests of Optionor in Hydrocarbons, in the West Hastings Unit, in the West Hastings Unit Lands, and in East Hastings Field, it being the intent hereof that the leases, properties and interests and the legal descriptions and depth limitations set forth on Exhibits “A-1” through “A-4”, inclusive, or in instruments described in Exhibits “A-1” through “A-4”, inclusive, if any, are for information only and the term “Leases” includes all of Optionor’s right, title and interest in the above described Hydrocarbon interests in the West Hastings Unit, in the West Hastings Unit Lands, and in the East Hastings Field, other than the Excluded Assets, including but not limited to those described on Exhibits “A-1” through “A-4”, inclusive, or in instruments described in Exhibits “A-1” through “A-4”, inclusive, even though such interests may be incorrectly described in Exhibits “A-1” through “A-4”, inclusive, or omitted from Exhibits “A-1” through “A-4”, inclusive.

1.41.       “mcf” has the meaning specified in the definition of Excluded Assets.

1.42.       “Net Proved Reserves” has the meaning specified in Section 2.5(b)(i)(1)

1.43.       “Net Revenues” has the meaning specified in the definition of Excluded Assets.

1.44.       “NORM” has the meaning set forth in the definition of Environmental Defects.

1.45.       “Oil and Gas Interest” has the meaning specified in Section 18.2(g).

1.46.       “Oil and Gas Interests” has the meaning specified in Section 18.2(b) and 18.2(h).

1.47.       “Operating Costs” has the meaning specified in the definition of Excluded Assets.

1.48.       “Option Exercise Date” has the meaning specified in Section  2.4

1.49.       “Option Exercise Notice” has the meaning given in Section 2.4 .

1.50.       “Option to Purchase” has the meaning specified in Section  2.1.

1.51.       “Option Year” has the meaning specified in Section 2.2.

1.52.       “Optionee” has the meaning specified in the Preamble.

1.53.       “Optionee’s Credits” has the meaning specified in Section 12.5(b).

1.54.       “Optionor” has the meaning specified in the Preamble.

1.55.       “Optionor’s Credits” has the meaning specified in Section 12.5(a).

1.56.       “Participating Party” has the meaning specified in Section 18.2(f).

1.57.       “Parties” has the meaning specified in the Preamble.

1.58.       “Payout” shall be as defined in the definition of Excluded Assets.

1.59.       “Permitted Encumbrances” shall mean specified in Section 8.1(c).

1.60.       “Personal Property and Incidental Rights” shall mean all right, title and interest of Optionor in and to or derived from the following insofar as the same do not constitute Excluded Assets and are attributable to, appurtenant to, incidental to, or used for the operation of the Leases:

(a)           all easements, rights-of-way, surface leases, permits, licenses, servitudes or other interests relating to the use of the surface, including but not limited to those described in Exhibits “A-5,” “A-6,” “A-7,” and “A-8”, or in instruments described in Exhibits “A-5,” “A-6,” “A-7,” and “A-8”;

(b)           all wells, including but not limited to those listed in Exhibits “B-1” and “B-2” attached hereto, whether or not such wells are active or inactive, along with all equipment and other personal property, inventory, spare parts, tools, fixtures, pipelines, dehydration facilities, platforms, tank batteries, appurtenances, and improvements situated upon the Leases as of the Exercise Effective Time and used or held for use in connection with the development or operation of the Leases or the production, treatment, storage, compression, processing or transportation of Hydrocarbons from or in the wells or Leases;

(c)           all unit agreements, orders and decisions of state and federal regulatory authorities establishing units, joint operating agreements, enhanced recovery and injection agreements, farmout agreements and farmin agreements, options, drilling agreements, exploration agreements, assignments of operating rights, working interests, subleases and rights above or below certain footage depths or geological formations, to the extent same is attributable to the Assets, as of the Exercise Effective Time, including but not limited to those described on Exhibits “F-1” and “F-2”;

(d)           all contracts, agreements, and title instruments to the extent attributable to and affecting the Assets in existence at Closing, including all Hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing, disposal and fractionating contracts, joint operating agreements, including but not limited to those described on Exhibits “F-1” and “F-2”; and

(e)           copies of all lease files, land files, well files, production records, division order files (including paysheets and supporting files), abstracts, title opinions, and contract files, insofar as the same are directly related to the Leases; including, without limitation, all geological, information and data, to the extent that such data is not subject to any third party restrictions, but excluding Optionor’s proprietary interpretations of same, subject to the provisions of Section 6.1.

1.61.       “Proved Reserves” shall mean the reserves attributable to the interest being evaluated based on the definition of “proved oil and gas reserves” as set forth in Rule 4-10 of Regulation S-X of the Securities and Exchange Act of 1934, as amended; provided that Hydrocarbon prices and operating costs set forth in section 2.5 shall be used in such determination.

1.62.       “Preferential Purchase Rights” has the meaning specified in Section 9.1(b).

1.63.       “Purchase Price” has the meaning specified in Section 2.5.

1.64.       “Receiving Party” has the meaning specified in Section 18.1(a).

1.65.       “Regulated Substances” has the meaning specified in the definition of Environmental Defects.

1.66.       “Required Cumulative Capital Expenditure Amounts” has the meaning specified in Section 2.7(b).

1.67.       “Retained Environmental Obligations or Liabilities” shall mean, any Environmental Obligations or Liabilities of any nature (i) related to the Excluded Assets, and (ii) related to, or arising from, events first occurring or in existence prior to October 1, 2004, to the extent and as set out in Section 10.6.

Notwithstanding anything herein to the contrary, Retained Environmental Obligations or Liabilities shall not include any Environmental Obligations or Liabilities that (a) relate to NORM, or (b) relate to the plugging and abandonment of the wells in the Hastings Field existing at the Exercise Effective Time and any related surface restoration of these well sites, or (c) resulted from or relate to an activity or a condition on or regarding the Assets first occurring after the Exercise Effective Time .

1.68.       “Retained Obligations” shall mean all liabilities, duties, and obligations that arise out of the ownership, operation or use of the Assets prior to the Exercise Effective Time,  other than Environmental Obligations or Liabilities but including, without limitation, all liabilities, duties, and obligations, express or implied, imposed upon Optionor herein under the provisions of the Leases and any and all assignments, subleases, farmout agreements, assignments of overriding royalty, joint operating agreements, easements, rights-of-way, and all other contracts, agreements and instruments affecting the Leases, or the premises covered thereby, whether recorded or unrecorded, and under all applicable laws, rules, regulations, orders and ordinances, except for those specifically included in the definition of “Assumed Obligations.”

1.69.                     “Reversionary Interest” has the meaning specified in the definition of Excluded Assets.

1.69.                     “Residual Asset Reserve Value” has the meaning specified in Section 2.5(b)(ii)(3).

1.70.                     “Selling Party” has the meaning specified in Section 18.1(a).

1.71.                     “Shortage Payment” has the meaning specified in Section 2.7(b).

1.72.                     “Third Party Interests” has the meaning specified in Section 9.1(c).

1.73.                     “Title Defect” has the meaning specified in Section 8.1(b).

1.74.                     “Title Defect Notice Date” has the meaning specified in Section 8.2.

1.75.                     “Volumetric Production Payment” has the meaning specified in Section 2.5.

1.76.       “West Hastings Unit” shall be as described in and governed by Unit Agreement, West Hastings Unit, Brazoria and Galveston Counties, dated July 24, 1984, Pageas amended, and as depicted on the plat in Exhibit “D-1”.  Those lands located within the aerial boundaries of the West Hastings Unit are referred to as the “West Hastings Unit Lands.”  Exhibit “D-1” also depicts the unit tracts within the West Hastings Unit.  The ownership of these unit tracts and the participation factors for these tracts in the Unit are set forth in Exhibit “C”.

1.77.       “West Hastings Unit Lands” has the meaning specified in the definition of West Hastings Unit.

1.78.       “West Hastings Unit Operating Agreement” shall mean that certain unit operating agreement dated December 20, 1984, covering the West Hastings Unit, as may be amended, and which is attached hereto as Exhibit “E.”

ARTICLE 2. - OPTION TO PURCHASE

2.1.         Option to Purchase.  Subject to the terms and conditions of this Agreement and the satisfaction of the Conditions Precedent on or before December 1, 2006, Optionor does hereby grant and convey unto Optionee the right and option to purchase the Assets according to the terms and provisions set forth below (the “Option to Purchase”). As used herein, the term “Conditions Precedent” mean (a) with respect to Optionor, the receipt by Optionor of the written consent and approval of the lenders under Optionor’s revolving credit facility to the grant of this Option to Purchase and the transactions contemplated hereby, on terms satisfactory to Optionor and (b) with respect to Optionee, confirmation by Optionee that there are no material Title Defects and Environmental Defects associated with the Assets.  If the Conditions Precedent have not been satisfied or waived by December 1, 2006 this Agreement shall automatically terminate and neither party shall have any further obligation hereunder.

Each Party shall notify the other in writing on or before November 30, 2006 whether or not the Conditions(s) Precedent for that party have been satisfied.

2.2.         Term of Option.  The initial term of the Option to Purchase shall commence on the Agreement Effective Time and end October 31, 2009.  The initial option payment, subject to the Conditions Precedent, shall be paid by Optionee on or before December 1, 2006. Optionee may extend the term of the Option to Purchase beyond October 31, 2009 on a year by year basis (i.e., through the anniversary date, October 31, of the following year), by, on or before each anniversary date, paying Optionor the sum of thirty million dollars ($30,000,000.00).  The maximum term of the Option to Purchase shall be ten (10) years (i.e., ending October 31, 2016).  Each year the Option to Purchase is in effect is hereinafter referred to as an “Option Year”.

2.3.         Initial Term Installments.  The consideration for the initial term of the Option to Purchase shall be fifty million dollars ($50,000,000) paid by Optionee to Optionor by wire transfer in the following installments:

(a)           Thirty-seven and one-half million dollars ($37,500,000.00) on or before December 1, 2006;

(b)           Seven and one-half million dollars ($7,500,000.00) on or before November 1, 2007; and

(c)           Five million dollars ($5,000,000.00) on or before November 1, 2008.

2.4.         Exercise of Option to Purchase.  During the term of the Option to Purchase, Optionee may exercise its Option to Purchase by giving notice of its exercise of said Option to Purchase (“Option Exercise Notice”) as provided herein.  The Option Exercise Notice shall be made utilizing the form of Option Exercise Notice attached hereto as Exhibit “G” and shall be given on or before September 1 of any year during the term of this Option and shall be deemed exercised as of November 1 of such year (the “Option Exercise Date”).  Without Optionor’s written consent, no Option Exercise Notice may be given prior to September 1, 2008.  The effective date for the purchase of the Assets shall be 7:00 a.m., Central Standard Time, on January 1 following such Option Exercise Date (“Exercise Effective Time”).  Optionee’s right to utilize the Asset shall be effective as of the Exercise Effective Time.

2.5.         Payment for Assets.  The consideration due Optionor by Optionee for the purchase of the Assets (the “Purchase Price”) shall be either (i) a cash payment (“Cash Payment”), or (ii) a volumetric production payment (“Volumetric Production Payment”), to be determined as set forth below.

(a)           Optionor and Optionee shall have until the end of the month of November following an Option Exercise Date to negotiate and agree upon, based upon the remaining amount and value of Net Proved Reserves attributable to the Assets, the Cash Payment amount to be paid by Optionee or the terms of the Volumetric Production Payment to be conveyed to Optionor, with respect to the Assets.

(b)           In the event Optionor and Optionee are unable to agree as provided under Section 2.5(a), above, then, on or before December 1 of such year, either Party may request that DeGolyer and MacNaughton (“D&M”) furnish the Parties with a report (the “D&M Report”) setting forth the following:

(i)            A Cash Payment amount equal to the present value of Net Proved Reserves, determined as follows:

(1)           D&M’s estimate of Net Proved Reserves for the Assets as of the end of the year in which the option is exercised (as utilized herein, “Net Proved Reserves” shall refer to Proved Reserves, net to the Designated Interest, i.e., the applicable net revenue interest, and after further deducting Optionor’s retained overriding royalty interest);

(2)           Pricing based upon a five (5) year forward strip as determined on the last trading day  of the oil futures contracts on the NYMEX for the year in which the option is exercised, with prices for year six (6) and beyond based on the average NYMEX price for the fifth year of the strip;

(3)           Operating expenses for the calculation of the Cash Payment shall be based upon a review and average of Optionor’s operating expenses attributable to the Assets for twelve (12) months prior to the Exercise Effective Time on a dollar per BOE basis (“Asset Operating Expense”); and

(4)           A net present value discount rate of ten (10%) percent.

(ii)           The following Volumetric Production Payment terms:

(1)           Net Proved Reserve volume schedule for the  Assets for the ten (10) years following the Exercise Effective Time;

(2)           The Asset Operating Expense; and

(3)           The Residual Asset Reserve Value for the Proved Reserves attributable to time periods after said ten (10) year period, calculated in the same manner as provided under Section 2.5(b)(i), above,  and paid in a lump sum.

Both Parties may furnish D&M with any data and information they feel pertinent to the determination.  D&M shall deliver the D&M Report to both Parties no later than January 15 of the calendar year following the Option Exercise Date.  D&M’s determinations on the above shall be final and nonappealable.  In the event D&M is not in existence at the time the Option Exercise Notice is given, the successor company to D&M shall be utilized, and should no successor company exist, then the Parties shall agree on an independent reserve analysis company to make the above determinations in lieu of D&M.

(c)           Optionor shall have () days after receipt of the D&M Report to notify Optionee of its election whether to receive a Cash Payment or a Volumetric Production Payment.  In the event Optionor fails to elect within said time period, Optionor shall be deemed to have elected to receive a Cash Payment.

2.6.         Closing.  The closing of the purchase of the Assets shall occur at ‘s offices on January 31 of the calendar year following the Option Exercise Date (or the next business day, if such January 31 falls on a weekend or legal holiday) or such other time and place as may be agreed upon by the Parties.  At such  Closing, (i) Optionor shall execute an Assignment and Conveyance in the form substantially the same as the form attached as Exhibit “I”, and (ii) depending upon Optionor’s election, Optionee shall either pay the Cash Payment or execute an Assignment of Volumetric Production Payment in substantially the same form as the form attached as Exhibit “J”.

2.7.         Development Plan and Capital Expenditure Commitment.

(a)           In the event Optionee exercises its option to purchase the Assets, contemporaneous with Optionee’s option exercise, Optionee shall (i) submit to Optionor a development plan for the CO2 flood of the West Hastings Unit (the “Development Plan”), which plan shall include various milestones including completion of a pipeline connecting the Jackson Dome Field in Mississippi to the Hastings Field via Donaldsonville, or other pipeline or alternative delivery system that would result in a lower CO2 cost to the Hastings Field, a framework for spending the Required Cumulative Capital Expenditure Amounts, and the commencement of CO2 injection in the West Hastings Unit and (ii) commit to spend one hundred seventy-eight million six hundred seventy four thousand dollars ($178,674,000.00) of cumulative capital expenditures (the “Required Cumulative Capital Expenditure Amounts”) as outlined in the Development Plan for field development and facilities for enhanced production operations in the West Hastings Unit.  Optionee shall spend the Required Cumulative Capital Expenditures Amounts on or before the Commitment Dates set forth below:

“Commitment Date” By end of Calendar Year	“Required Cumulative Capital Expenditure Amount”
1	$26,801,000
2	$71,469,000
3	$107,204,000
4	$142,939,000
5	$178,674,000

Year 1 shall begin with the Exercise Effective Time.   If the Optionee spends in excess of one hundred seventy-eight million six hundred seventy four thousand dollars ($178,674,000.00) prior to the end of Year 5, the development obligation has been fulfilled.

(b)           In the event Optionee fails to spend the Required Cumulative Capital Expenditure Amount by the Commitment Dates set forth in (a) above, Optionee shall pay Optionor a cash payment equal to ten percent, (10.0%) of the difference between (i) the Required Cumulative Capital Expenditure Amount for the applicable Commitment Date and (ii) the cumulative capital expenditures actually expended by Optionee from the Closing Date through such applicable Commitment Date (hereinafter referred to as the “Shortage Payment”).   Said Shortage Payment shall be paid by Optionee to Optionor within thirty (30) days after each Commitment Date.

(c)           If Optionee is not injecting at least an average of 50 mmcf/day of CO2 (total of purchased plus recycled) in the West Hastings Unit (“Minimum Injection Rate”), which gas shall be delivered to the Hastings Field via the Donaldsonville to Hastings pipeline or other pipeline or alternative delivery system that would result  in a lower CO2 cost to the Hastings Field, for the 90 day period preceding the third anniversary of the Exercise Effective Time, Optionee shall, within 30 days of such third anniversary, either (i) relinquish its rights to initiate (or continue) tertiary operations and reassign to Optionor all Assets previously assigned to Optionee, for the value of such Assets at that time based on the methodology outlined in Section 2.5, except the NPV discount rate described in Section 2.5(b)(i)(4) shall be twenty percent (20%) rather than ten percent (10%), or (ii) begin making additional Shortage Payments to Optionor in an amount equal to twenty million dollars ($20,000,000.00) less Shortage Payments paid during that year pursuant to Section 2.7(b) for the first year, and thirty million dollars ($30,000,000.00) less Shortage Payments paid during that year pursuant to Section 2.7(b) per year thereafter until the CO2 injection in the Hasting Field equals or exceeds the Minimum Injection Rate.  If Optionee elects to relinquish its rights as set forth herein and Optionor accepts such relinquishment, Optionee shall have no further rights or obligations with respect to the Assets.  Notwithstanding the relinquishment option described in this Section 2.7(c),  Optionor shall have the option to reject such relinquishment, in which case Optionee shall retain the Assets and the Shortage Payment shall be deemed waived for that year and the Minimum Injection Rate requirement will be deferred until the next anniversary of the Exercise Effective Time.

ARTICLE 3. - OPERATIONS

3.1.         Operations of Hastings Field Prior to Option Exercise.  Prior to the Exercise Effective Time Optionor agrees (i) to act as a reasonable prudent operator, (ii) during the term the Option to Purchase is in effect, not to undertake any tertiary operations, including, but not limited to CO2 flooding, fire flooding, polymer flooding, miscible or non-miscible gas flooding other than CO2, high pressure air injection, steam flooding or microbial injection, and (iii) during the term the Option to Purchase is in effect, to notify Optionee in writing at least sixty (60) days prior to the lapse of any Leases which Optionor does not intend to maintain.  As to any Leases under “(iii)” above, Optionee shall have the right and option within ten (10) days after receipt of said notice to elect to obtain Optionor’s interest in any such Leases at no cost to Optionor so that Optionee may attempt to maintain any such Leases.  Any costs expended by

Optionee to maintain any such Leases shall be included in the costs for purposes of calculating Payout and not be subject to the provisions of Section 18.2.

3.2.         Operations After Option Exercise

(a)           In the event Optionee exercises its Option to Purchase, Optionor shall use its reasonable efforts to have Optionee appointed as Operator of West Hastings Unit, both under the West Hastings Unit Operating Agreement and with the appropriate regulatory or administrative agencies.  In the event Optionor is not able to secure the formal appointment of Optionee as Operator for the West Hastings Unit, then Optionor and Optionee shall cooperate and enter into such contractual relationship as is necessary or shall otherwise allow Optionee to conduct its Development Plan and conduct all other operations Optionee could otherwise conduct as Operator in the Hastings Field.

(b)           In the event the Optionee exercises its Option to Purchase the Assets, the Parties shall execute a Joint Operating Agreement covering the East Hastings Field and any lands located outside the West Hasting Unit.  The Joint Operating Agreement shall be in substantially the same form as set forth in Exhibit “Q.”

(c)           In no event shall the Optionor in any manner be liable for or incur any costs or expenses associated with the CO2 operations of the Optionee until such time as Optionor has accepted its Reversionary Interest.

3.3.             Simultaneous Use of Surface-Option to Purchase.

(a)               In the event Optionee exercises its Option to Purchase, Optionee shall have (i) the right to use all easements and surface rights of Optionor in the Hastings Field acquired from third parties or resulting from its ownership of the Leases, and (ii) the right to use Optionor’s surface and surface estate rights in lands in which Optionor owns all of the surface fee estate or an undivided interest in the surface fee estate (“Optionor’s Surface Estate Lands”), so long as (i) Optionee’s use is reasonably necessary for its operations and activities with respect to the Assets and (ii) Optionee’s use does not conflict with Optionor activities existing as of the Exercise Effective Time.  After Optionee’s exercise of its Option to Purchase, Optionor shall be entitled to new uses of all surface rights and interests in the Hastings Field, so long as such new use does not conflict with current or reasonably anticipated future use by Optionee.   For the purposes of this Section 3.3, surface or surface estate rights shall also mean and include all rights appurtenant to the surface estate, including, but not limited to, rights to drill water wells, salt water disposal wells and injection wells.

(b)               Subject to the provision of subsection (a) above, after Optionee’s exercise of its Option to Purchase, Optionee shall be entitled to such easements, rights-of-way, and other uses of the surface of Optionor’s Surface Estate Lands in conjunction with Optionee’s operations and activities related to the operation of  the Assets as Optionee, acting as a reasonably prudent operator, deems necessary and appropriate.  Optionee shall pay Optionor for the following, and only the following, usages of Optionor’s Surface Estate Lands (all other usages being without cost to Optionee), and in the amounts stated: (i) new roads-$1.25 per linear rod; (ii) drill site locations, including areas for drill site pad, pits, and other equipment-$1500.00 per acre.

(c)               Subject to the prior usage restrictions in subsection (a) above, after Optionee’s exercise of its Option to Purchase and for a period of five (5) years after the applicable initial Exercise Effective Date, Optionee shall also have the right to purchase from Optionor up to twenty (20) acres of surface estate, selected by Optionee, out of Optionor’s Surface Estate Lands, to be used for a central plant facility, for a purchase price of $1,500.00 per acre.

(d)               Optionor and Optionee agree to execute any instruments or other documents as may be reasonably requested in order to vest in Optionee the rights and interests provided for in this Section 3.3.

ARTICLE 4.- OPTIONOR’S REPRESENTATIONS AND WARRANTIES

                Optionor represents and warrants to Optionee as of the date hereof, that:

(a)           Optionor is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas, and is duly qualified to carry on its business in Texas;

(b)           Optionor has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. Effective as of the date hereof the consummation of the transactions contemplated by this Agreement do not and will not violate, nor be in conflict with, any provision of its governing documents or any agreement or instrument to which it is a party or by which it is bound (except as set forth hereinbelow and in any provision contained in agreements customary in the oil and gas industry relating to (1) the Preferential Purchase Rights (defined below) as to all or any portion of the Assets; (2) required consents to transfer and related provisions; (3) maintenance of uniform interest provisions; and (4) any other third-party approvals or consents contemplated herein), or any judgment, decree, order, statute, rule, or regulation applicable to Optionor;

(c)           This Agreement, and all documents and instruments required hereunder to be executed and delivered by Optionor constitute legal, valid and binding obligations of Optionor in accordance with its respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

(d)           There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Optionor threatened against Optionor;

(e)           The execution, delivery and performance of this Agreement, and the transaction contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Optionor.

(f)            Optionor has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in connection with this Agreement or the transaction provided herein;

(g)           Other than as set forth in Exhibit “H”, to the best of Optionor’s knowledge, there are no claims, investigations, demands, actions, suits, or administrative, legal or arbitration proceedings (including condemnation, expropriation, or forfeiture proceedings) pending, or to the best of Optionor’s knowledge, threatened, against Optionor or any of its affiliates, or any Asset: (i) seeking to prevent the consummation of the transactions contemplated hereby, or (ii) which, individually or in the aggregate, would materially and adversely affect the Assets.

(h)           Optionor has not intentionally or willfully misrepresented or omitted any material information requested by Optionee in writing about the Assets;

(i)            Subject to satisfaction of the Condition Precedent, the granting of the Option to Purchase and the transfer of the Assets to Optionee contemplated hereby does not violate any covenants or restrictions imposed on Optionor by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien on any portion of the Assets;

(j)            Except as disclosed by Optionor in writing, if Optionor is the operator of an Asset, to the best of Optionor’s knowledge, it is in material compliance with all laws, rules, regulations and orders pertaining to such Assets, including Environmental Laws;

(k)           Except as disclosed by Optionor in writing, if Optionor is the operator of an Asset, to the best of Optionor’s knowledge, it has all governmental permits necessary for the operation of the Asset and is not in material default under any permit, license or agreement relating to the operation and maintenance of the Assets;

(l)            Except as set forth on Exhibit “K”, there are no waivers, consents to assign, approvals or similar rights owned by third parties and required in connection with granting of the Option to Purchase or the conveyance of the Assets from Optionor to Optionee;

(m)          Except as set forth on Exhibit “K”, , there are no rights of first refusal, preferential rights, preemptive rights or contracts, or other commitments or understandings of a similar nature to which Optionor is a party or to which the Assets are subject;

(n)           No Hydrocarbons produced or to be produced from the Leases are subject to any oil or gas sales contracts other than those identified on Exhibits “F-1” and “F-2” and, no third party has any call upon, option to purchase, dedication rights or similar rights with respect to the Hydrocarbons produced to be produced from Optionor’s interest in the Leases;

(o)           Other than as set forth in Exhibit “H”, to the best of Optionor’s knowledge there are no claims, investigations, demands, actions, suits, or administrative, legal or arbitration proceedings (including condemnation, expropriation, or forfeiture proceedings) pending, or to the best of Optionor’s knowledge threatened, against Optionor or any of its affiliates seeking to prevent the consummation of the transactions contemplated hereby; and

(p)           Except as set forth on Exhibit “L”, there are no oil or gas production imbalances with respect to the Leases;

The above representations and warranties by Optionor shall be continuing in nature during the term of this Agreement or as otherwise provided, and Optionor shall notify Optionee of any material change with respect thereto.

ARTICLE 5. - OPTIONEE’S REPRESENTATIONS AND WARRANTIES

                Optionee represents and warrants to Optionor as of the date hereof that:

(a)           Optionee is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware, and is duly qualified to carry on its business in Texas;

(b)           Optionee has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby.  This Agreement and the consummation of the transactions contemplated by this Agreement do not and will not violate, nor be in conflict with, any provision of Optionee’s articles of incorporation, partnership agreement(s), by-laws or governing documents or any agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule, or regulation applicable to Optionee;

(c)           the execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Optionee;

(d)           this Agreement, and all documents and instruments required hereunder to be executed and delivered by Optionee at Closing, constitute legal, valid and binding obligations of Optionee in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

(e)           there are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Optionee threatened against Optionee;

(f)            Optionee has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in connection with this Agreement or the transaction provided herein;

(g)           Optionee is an experienced and knowledgeable investor and operator in the oil and gas business.  Prior to entering into this Agreement, Optionee was advised by and has relied solely on its own expertise and legal, tax, reservoir engineering, accounting, and other professional counsel concerning this Agreement, the Assets and the value thereof;

(h)           Other than as set forth in Exhibit “H”, to the best of Optionee’s knowledge, there are no claims, investigations, demands, actions, suits, or administrative, legal or arbitration proceedings (including condemnation, expropriation, or forfeiture proceedings) pending, or to the best of Optionee’s knowledge, threatened, against Optionee or any of its affiliates, or any Asset: seeking to prevent the consummation of the transactions contemplated hereby.

(i)            Optionee has the financial resources to close the transaction contemplated by this Agreement, whether by third party financing or otherwise; and

(j)            Optionee acknowledges the existence of the claims and suits described in Exhibit “H” and that these claims and suits are Permitted Encumbrances as set forth in Section 8.1(c).  Optionee further acknowledges that Optionee has, or by Closing will have, legal counsel of its choice fully review those claims and suits identified on Exhibit “H”.

The above representations and warranties by Optionee shall be continuing in nature during the term of this Agreement or as otherwise provided, and Optionee shall notify Optionor of any material change with respect thereof.

ARTICLE 6. - ACCESS TO INFORMATION AND INSPECTIONS

6.1.         Title Files.

Promptly after the execution of this Agreement and during the term of this Agreement, Optionor shall permit Optionee and its representatives at reasonable times during normal business hours to examine, in Optionor’s offices at their actual location, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, payout statements, title curative, other title materials and agreements pertaining to the Assets by Optionee, within a reasonable period of time, insofar as the same may now or in the future be in existence and in the possession of Optionor.  No warranty of any kind is made by Optionor as to the information so supplied, and Optionee agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.  Optionee shall be entitled to copies of all files related to the Assets other than files containing privileged communications or attorney work product.

6.2.         Other Files.

Promptly after the execution of this Agreement and during the term of this Agreement, Optionor shall permit Optionee and its representatives at reasonable times during normal business hours to examine, in Optionor’s offices at their actual location, all production, well, regulatory, engineering and geological information, accounting information, environmental information, inspections and reports, and other information, files, books, records, and data pertaining to the Assets as requested by Optionee, insofar as the same may now or in the future be in existence and in the possession of Optionor, excepting economic evaluations and Optionor’s proprietary interpretations of same, reserve reports and any such information that is subject to confidentiality agreements or to the attorney/client and work product privileges.  No warranty of any kind is made by Optionor as to the information so supplied, and Optionee agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.  Optionee shall be entitled to copies of all files related to the Assets other than files containing privileged communications or attorney work product.

6.3          Confidentiality Agreement.

All information made available to Optionee pursuant to Article 6 shall be maintained confidential by Optionee until the Closing Date. The information protected by such confidentiality obligation does not include any information that (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure by Optionee), or which after such disclosure comes into the public domain through no fault of Optionee or its representatives, or (ii) is or was available to Optionee on a nonconfidential basis, or (iii) is already known to Optionee on a nonconfidential basis, as evidenced by Optionee’s written records, at the time of its disclosure by Optionor to Optionee.  Optionee may disclose the information or portions thereof to those employees, agents or representatives of Optionee who need to know such information for the purpose of assisting Optionee in connection with its performance of this Agreement, including to D&M, or its successor or replacement, for the purposes of Section 2.5 of this Agreement. Further, in the event that Optionee is requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the information, Optionee shall provide Optionor with prompt written notice of such request or requirement, so that Optionor may seek such protective order or other appropriate remedy as it may desire.  Optionee shall further take reasonable steps to ensure that Optionee’s employees, consultants and agents comply with the provisions of this Section 6.3.  Notwithstanding the foregoing, nothing contained within this Section 6.3 shall preclude either the Optionor or Optionee from disclosing its internal reports, analyses, compilations, studies or evaluations based upon information that is generally known or available in the public domain.

6.4.         Inspections.

Promptly after the execution of this Agreement and during the term of this Agreement, Optionor, subject to any necessary third-party operator approval, shall permit Optionee and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Assets for all purposes, including any Environmental Defects.

6.5.         No Warranty or Representation on Optionor’s Information.

EXCEPT AS SET FORTH IN THIS AGREEMENT, OPTIONOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO OPTIONEE IN CONNECTION WITH THE ASSETS OR THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS, POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY OTHER MATERIAL FURNISHED TO OPTIONEE BY OPTIONOR.  ANY AND ALL SUCH DATA, INFORMATION AND MATERIAL FURNISHED BY OPTIONOR IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT OPTIONEE’S SOLE RISK.

6.6.         Amendments to Exhibits.

Optionor and Optionee acknowledge that Optionee’s inspection of Optionor’s records and files, or further review by Optionor, prior to Closing may indicate that some or all of the Exhibits attached to this Agreement were not complete or entirely correct at the time of execution of this Agreement.  Accordingly, Optionor and Optionee agree to revise and amend the Exhibits, as needed, so that they will be complete and accurate for any Closing  and shall be given effect as if made on the Closing Date.  It is understood, however, that such revisions or amendments shall not otherwise be taken into account in giving effect to any representations, rights, options, conditions, covenants and obligations of the Parties contained in this Agreement as originally executed and shall not be used to negate any representation or covenant previously made.

ARTICLE 7. - ENVIRONMENTAL MATTERS AND ADJUSTMENTS

7.1.         Investigation.

Prior to December 1, 2006, Optionee shall have the right, at reasonable times during normal business hours, to conduct its investigation into the status of the physical and environmental condition of the Assets.  Upon payment of the initial option payment described in Section 2.3(a), Optionee accepts the physical and environmental condition of the Assets existing as of the Agreement Effective Time.  Subsequent to the execution of this Agreement, during the month of November following the Option Exercise Date, Optionee shall have the right, at reasonable times during normal business hours, to conduct further investigation into the status of the physical and environmental condition of the Assets. If, in the course of conducting such investigation, Optionee discovers that any Asset is subject to a material Environmental Defect not existing as of the Agreement Effective Time, Optionee may raise such Environmental Defect in the manner set forth below.  For purposes hereof, the term “material” shall mean that the Optionee’s good faith estimate, supported by documentation, of the cost of remediating any single Environmental Defect, or the net reduction in value of the Asset affected by such Defect, whichever is lesser, exceeds fifty thousand dollars ($50,000.00), the Parties agreeing that such amount will be a per Asset deductible rather than a threshold.  No later than 5:00 p.m. Central Standard Time on December 1st following the Option Exercise Date (the “Environmental Defect Notice Date”), Optionee shall notify Optionor in writing specifying such Environmental Defects, if any, the Assets affected thereby, and Optionee’s good faith estimate of the costs of remediating such Defects, or the net reduction in value of the Assets affected by such Defects, whichever is lesser, together with supporting documentation.  Optionor may, but shall be under no obligation to, correct at its own cost and expense such Defects on or before the Closing Date, in which case there shall be no reduction to the Cash Payment, nor any payment by Optionor to Optionee.  Prior to Closing, Optionee shall treat all information regarding any environmental conditions as confidential, whether material or not, and shall not make any contact with any governmental authority or third party regarding same without the prior written consent of Optionor unless required by law.

7.2.         Waiver of Defects.

If Optionee fails to notify Optionor prior to or on the Environmental Defect Notice Date, of any Environmental Defects, all defects, whether known or unknown, will be deemed waived for purposes of adjustments pursuant to this Article 7, the Parties shall proceed with the Closing, Optionor shall be under no obligation to correct the defects, and Optionee shall assume the risks, liability and obligations associated with such defects, unless such defects constitute Retained Environmental Obligations or Liabilities of Optionor.

7.3.         Remedy.

In the event any Environmental Defect, for which notice has been timely given as provided hereinabove, remains uncured as of the Closing, Optionor, at its sole option, shall, (i) agree to cure or remediate any Defect within a reasonable time after Closing and without any reduction or offset to any Cash Payment in a manner acceptable to both Parties, or (ii) reduce the Cash Payment by the amount of the Environmental Defect Value as determined pursuant to Section 8.4, and subject to application of the fifty thousand dollars ($50,000.00) deductible in Section 7.1; or (iii) if the Purchase Price does not consist of a Cash Payment (but rather a Volumetric Production Payment), pay Optionee at the Closing the amount of the Environmental Defect Value as determined pursuant to Section 8.4, and subject to application of the fifty thousand dollars ($50,000.00) deductible.

7.4.         Default Basket.

The Parties agree that adjustments to the Purchase Price under this Article 7 and Article 8 shall only occur to the extent that the aggregate Environmental Defects and Title Defects, collectively, exceed two hundred fifty thousand dollars ($250,000.00)

(the “Aggregate Defect Basket”) after taking the applicable materiality deductible into account.  For the avoidance of doubt and by way of example only, if there are a total of two (2) Environmental Defects of two  hundred thousand dollars ($200,000.00) and one hundred fifty thousand dollars ($150,000.00) and two (2) Title Defects of seventy five  thousand dollars ($75,000.00) and five thousand dollars ($5,000.00), the total adjustment would be twenty five  thousand dollars ($25,000.00) [being one hundred fifty thousand dollars ($150,000.00) for Environmental Defect #1, plus one hundred thousand dollars ($100,000.00) for Environmental Defect #2, plus twenty five thousand dollars ($25,000.00) for Title Defect #1 and zero ($0) for Title Defect #2, minus two  hundred fifty thousand dollars ($250,000.00) for the Aggregate Defect Basket].

7.5.         Closing.

In the event any adjustment to the Cash Payment or payment by Optionor to Optionee is made due to an Environmental Defect raised by Optionee, the Parties shall proceed with the Closing, Optionor shall be under no obligation to correct the Defect, and the Defect shall become an Assumed Obligation of Optionee.

ARTICLE 8. - TITLE DEFECTS AND ADJUSTMENTS

8.1.         Existing Title; Definitions.

Upon payment of the initial option payment as set forth in Section 2.3(a), Optionee accepts title to the Assets as it exists as of the Agreement Effective Time, subject to its right to examine issues related to defects to title arising or occuring during the time after the Agreement Effective Time until the Closing Date, as set forth below.

For purposes hereof, the terms set forth below shall have the meanings assigned thereto.

(a)           “Defensible Title”, subject to and except for the Permitted Encumbrances means:

(1)           Such title held by Optionor and reflected by appropriate documentation properly filed in the official records of the jurisdiction in which the Lease or Leases are located that (a) as to the Leases, entitles Optionor and will entitle Optionee, after Closing, to own and receive and retain the Designated Interests (subject to the Excluded Assets) in such Leases, without suspension, reduction or termination, excluding Permitted Encumbrances; (b) as to wells, entitles Optionor and will entitle Optionee, after Closing, to own and receive and retain the Designated Interests (subject to the Excluded Assets) in such wells, without suspension, reduction or termination, excluding Permitted Encumbrances; (c) as to the West Hastings Unit and East Hastings Field, obligates Optionor, and will obligate Optionee after Closing, to bear 89.33682% of the costs and expenses relating to the maintenance, development and operation of such West Hastings Unit and 100% as to the East Hastings Field;

(d) as to the West Hastings Unit, reflects the ownership and unit participation of the tracts within the unit area as set forth in Exhibit “C”; (e) the Leases and wells are free and clear of any liens, claims or encumbrances of any kind or character as of the Closing, except Permitted Encumbrances; and (f) is not encumbered by any  default by Optionor incurred after the Agreement Effective Time under a material provision of any Lease, Unit Operating Agreement, or other contract or agreement affecting the Leases;

(2)           As to personal property included in the Assets, title to such property is free and clear of any liens, claims or encumbrances of any kind or character as of Closing, except Permitted Encumbrances; and

(3)           As to all other Assets, (a) such Assets are free and clear of any liens, claims or encumbrances of any kind or character incurred after the Agreement Effective Time as of Closing except for Permitted Encumbrances; and (b) the Optionor is not in default under a material provision of any Lease, operating agreement, or other contract or agreement affecting such Assets.

(b)           “Title Defect” shall mean (i) any matter which causes Optionor to have less than Defensible Title to any of the Assets as of the Closing Date, or (ii) any matter that causes one or more of the following statements to be untrue as of the Closing Date, except for Permitted Encumbrances and matters in existence at, or occurring prior to, the Agreement Effective Time:

(1)           Optionor has not received written notice from any governmental authority or any other person (including employees) claiming any material violation of any law, rule, regulation, ordinance, order, decision or decree of any governmental authority with respect to the such Assets.

(2)           Optionor, or the Operator of an Asset, has complied in all material respects with the provisions and requirements of all orders, regulations and rules issued or promulgated by governmental authorities having jurisdiction with respect to such Assets and has filed for and obtained all material governmental certificates, permits and other authorizations necessary for Optionor’s current operation of such Assets other than permits, consents and authorizations required for the sale and transfer of such Assets to Optionee;

(3)           Optionor has not materially defaulted or materially violated any agreement to which Optionor is a party or any obligation to which Optionor is bound affecting or pertaining to such Assets other than as disclosed hereunder or on any exhibit attached hereto;

(4)           The Leases included within such Assets are in full force and effect; and

(5)           All taxes, rentals, royalties, operating costs and expenses, and other costs and expenses related to such Assets which are due from or are the responsibility of Optionor have been paid.

(c)           “Permitted Encumbrances” shall mean any of the following matters:

(1)           defects in the early chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings;

(2)           defects or irregularities arising out of uncancelled mortgages, judgments or liens, the inscriptions of which, on their face, have expired as a matter of law prior to the Effective Time, or prior unreleased oil and gas leases which, on their face, expired more than ten (10) years prior to the Agreement Effective Time and have not been maintained in force and effect by production or operations pursuant to the terms of such leases;

(3)           tax liens and operator’s liens for amounts not yet due and payable, or those that are being contested in good faith by Optionor in the ordinary course of business;

(4)           to the extent any of the following do not materially diminish the value of, or impair the conduct of operations on, any of the Assets and do not impair Optionor’s right to receive the revenues attributable thereto:  (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, lakes, reservoirs or the like, (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect of property owned or leased by Optionor or over which Optionor owns rights of way, easements, permits or licenses, and (iii) the terms and conditions of all leases, agreements, orders, instruments and documents pertaining to the Assets;

(5)           all lessors’ royalties, overriding royalties, net profits interests, carried interest, production payments, reversionary interests and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens or deductions does not reduce the net revenue interest of Optionor in any well affected thereby to the extent that Optionor will not be able to deliver to Optionee at Closing, the Designated Interests in production (net revenue interests);

(6)           preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting the rights has expired without an exercise of the rights prior to the Closing Date;

(7)           all rights to consent by, required notices to, filings with, or other actions by governmental entities and tribal authorities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance;

(8)           defects or irregularities of title arising out of events or transactions which have been barred by limitations or by acquisitive or liberative prescription;

(9)           any encumbrance or other matter having an aggregate adverse effect on the value of the Assets of less than fifty thousand dollars ($50,000), the Parties agreeing that such amount will be a per Asset deductible rather than a threshold;

(10)         rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority; and

(11)         any encumbrance or other matter (whether or not constituting a Title Defect) expressly waived in writing by Optionee or listed on Exhibit “H”.

(12)    liens related to Optionor’s bank indebtedness which will be released at Closing.

(13)    any matters which would otherwise constitute Title Defects that existed as of the Agreement Effective Date.

8.2.         Notice of Title Defects.

No later than 5:00 p.m. Central Standard Time on December 1st following the Option Exercise Date (a “Title Defect Notice Date”), Optionee may provide Optionor written notice of any Title Defect along with a description of those matters which, in Optionee’s reasonable opinion, constitute Title Defects and setting forth in detail Optionee’s calculation of the value for each Title Defect determined pursuant to Section 8.4.  Optionor may elect, at its sole cost and expense, but without obligation, to cure all or any portion of such Title Defects prior to Closing, in a manner acceptable to both Parties, in which case no reduction or offset in any Cash Payment, or payment by Optionor to Optionee, shall be made.  Optionee’s failure to deliver to Optionor such notice on or before the Title Defect Notice Date shall be deemed a waiver by Optionee of all Title Defects with respect to the Assets, known or unknown, that Optionor does not have notice of from Optionee on such date.  Any defect or deficiency concerning Optionor’s title to the Assets not asserted by Optionee in a Title Defect Notice on or prior to the Title Defect Notice Date shall be deemed waived by Optionee for purposes of any adjustment to the Cash Payment or payment by Optionor to Optionee, the Parties shall proceed with Closing, Optionor shall be under no obligation to correct the defects, and Optionee shall assume the risks, liability and obligations associated with such defects.  However, such waiver shall not effect or impair the warranties of Optionor set forth in Section 8.5 or the indemnity obligations of Optionor as set forth in Article 16.

8.3.         Title Defect Adjustment.

(a)           In the event any Title Defect, for which notice has been timely given as provided hereinabove, remains uncured as of Closing, Optionor shall have the opportunity to cure, until sixty (60) days after Closing (“Cure Period”), such Title Defect.  In the alternative, Optionor may elect to (i) indemnify Optionee against any damages, claims or expenses that may arise out of such Title Defect, subject to the provisions of Section 8.3(c) below, with no reduction in the Cash Payment or payment to Optionee; or (ii) reduce the Cash Payment by an amount equal to the Title Defect Value as determined pursuant to Section 8.4, and subject to application of the fifty thousand dollars ($50,000.00) deductible described in Section 8.1(c) (9); or, (iii) if the Purchase Price does not consist of a Cash Payment (but rather a volumetric production payment), pay Optionee at Closing the amount of the Title Defect Value as determined pursuant to Section 8.4, and subject to application of the fifty thousand dollars ($50,000.00) deductible.  Should Optionor elect alternative “(i)” (indemnity) or “(ii)” (price reduction) or “(iii)” (payment to Optionee) in this Section 8.3(a), those Assets affected by the Title Defect shall be transferred to Optionee at Closing.

(b)           If Optionor elects to attempt to cure a Title Defect after Closing, the Closing with respect to the portion of the Assets affected by such Title Defect will proceed along with all other Assets as provided in this Agreement.  If Optionor fails or refuses to cure any Title Defect prior to the expiration of the Cure Period, Optionor shall notify Optionee in writing of such failure or refusal promptly upon the expiration of the Cure Period.  In this event, Optionee shall within seven (7) days after receipt by Optionee of Notice from Optionor of such failure or refusal to cure any such Title Defect, pay Optionee an amount equal to the subject Title Defect Value.  In the event that any such property is retained by Optionor and such property has been receiving revenue, without complaint, for a period in excess of two (2) years, then Optionee agrees (i) not to take any action to interfere with such revenue stream, and (ii) to the extent that Optionee becomes payor of such revenue, to pay Optionor such revenue upon receipt of an indemnity agreement from Optionor.

(c)           The following provisions shall apply to an election by Optionor under Section 8.3(a)(i) to indemnify Optionee with regard to such Title Defect:

(1)           Optionor’s indemnity shall be limited to a period of two (2) years from the Effective Time.

(2)           In no event shall Optionor’s indemnity exceed the amount of the Title Defect Value as determined under Section 8.4 hereof.

(3)           Optionor’s indemnity shall be freely transferable by Optionee to its successors and assigns of the Assets affected by such Title Defect, including without limitation, any lender to Optionee and any purchaser of such Assets, whether directly from Optionee or through any foreclosure proceeding; and

(4)           If the Title Defect Value, as determined under Section 8.4 hereof, individually or in the aggregate, for one or more Title Defects to be covered by the Optionor’s indemnity exceeds two hundred fifty thousand dollars ($250,000.00) (after application of the appropriate deductible(s) provided for in Section 8.1(c)(9), Optionor shall have no right under the second sentence of Section 8.3(a)(iii) to indemnify Optionee with regard to such Title Defects without Optionee’s consent.

(d)           In the event any adjustment to the Cash Payment, or payment by Optionor to Optionee, is made due to a Title Defect raised by Optionee, the Parties shall proceed with Closing, Optionor shall be under no obligation to correct the Title Defect, and such Title Defect shall become an Assumed Obligation of Optionor.

8.4.         Environmental Defect and Title Defect Values.

Upon timely delivery of notice of an Environmental or Title Defect, Optionee and Optionor shall use their best efforts to agree on the validity and value of the claim for the purpose of making any adjustment to the Purchase Price based on the provisions herein (“Environmental or Title Defect Value”).  In determining the Value of an Environmental or Title Defect, it is the intent of the Parties to include, to the extent possible, only that portion of the lands, Leases and wells, or other Assets, whether an undivided interest, separate interest or otherwise, materially and adversely affected by the Defect.  The following guidelines shall be followed by the Parties in establishing the Value of any Environmental or Title Defect for the purpose of adjusting a Cash Payment or establishing an amount to be paid by Optionor to Optionee for such a Defect if (a) the validity of the claim is agreed to by the Parties, (b) proper notice has been timely given, and (c) subject to (i) application of the appropriate deductibles as set forth in this Agreement for Environmental Defects and Title Defects:

(a)           If the Title Defect is based on a difference in net revenue interest or expense interest from the Designated Interests for the affected property, then the Title Defect Value shall be the amount of the reduction or increase as the case may be.

(b)           If the Environmental or Title Defect is liquidated in amount (for example, but not limited to, a lien, encumbrance, charge or penalty), then the Defect Value shall be the lesser of (1) the sum necessary to be paid to the obligee to remove the Defect from the property, or (2) the decrease in the fair market value of the Asset as a result of the Defect.

(c)           If the Environmental or Title Defect represents an obligation or burden upon the affected property for which the economic detriment is not liquidated but can be estimated with reasonable certainty as agreed to by the Parties, the Defect Value shall be the sum necessary to compensate Optionee at Closing for the adverse economic effect which the Environmental or Title Defect will have on the affected property.  This sum shall be the lesser of (1) the cost of remediating the Defect, or (2) the decrease in the fair market value of the Asset as a result of the Defect.  The fair market value determination shall be made by the Parties in good faith taking into account all relevant factors, including, but not limited to, the following:

(1)           the value of the Leases, lands, wells and other Assets affected by the Environmental or Title Defect;

(2)           the productive status of the affected Asset (i.e., proved developed producing, etc.) and the present value of the future income expected to be produced therefrom;

(3)           if the Title Defect represents only a possibility of title failure, the probability that such failure will occur; and

(4)           the economic effect of the Environmental or Title Defect.

(d)           If the Value of the Environmental or Title Defect cannot be determined using the above guidelines, and if the Parties cannot otherwise agree on the amount of an adjustment to the Cash Payment or payment by Optionor to Optionee, or if the validity of the claim as to an Environmental or Title Defect cannot be agreed upon, then the Closing shall nevertheless include the Asset(s) affected thereby.  If the validity of the claim is in dispute, there shall be no adjustment to the Cash Payment or a payment by Optionor to Optionee at Closing.  If the value of the claim is in dispute, the Cash Payment or payment by Optionor to Optionee at Closing shall be adjusted by an amount being the average of Optionor’s and Optionee’s good faith estimates of the value thereof.  In either case, Optionor and Optionee shall each have the right, exercisable within ninety (90) days after the Closing Date, to refer the disputed matter to mediation and arbitration in accordance with the dispute resolution procedures set forth in Exhibit “P.” After the expiration of said ninety (90) day period the right to refer the matter to mediation and arbitration shall terminate.  Subject to the terms of Exhibit “P”, the decision of the arbitrator regarding any Environmental or Title Defect Dispute shall be final as between the Parties.

8.5.         Title Warranty.

OPTIONOR SHALL CONVEY OPTIONOR’S INTERESTS IN AND TO THE ASSETS TO OPTIONEE AS PROVIDED IN THE FORM OF CONVEYANCE, ASSIGNMENT AND BILL OF SALE ATTACHED AS EXHIBIT “I” HERETO.  THE CONVEYANCE, ASSIGNMENT AND BILL OF SALE SHALL BE MADE WITHOUT WARRANTY OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND WITHOUT RECOURSE, EVEN AS TO THE RETURN OF THE PURCHASE PRICE OR OTHER CONSIDERATION (EXCEPT AS SPECIFICALLY PROVIDED HEREIN), EXCEPT THAT OPTIONOR SHALL WARRANT TITLE TO THE ASSETS AGAINST ALL CLAIMS, LIENS, BURDENS AND ENCUMBRANCES ARISING BY, THROUGH OR UNDER OPTIONOR, BUT NOT OTHERWISE AND NOT WITH RESPECT TO ANY IMPAIRMENT OR FAILURE OF TITLE RELATED TO ANY

LACK OF PRODUCTION IN PAYING QUANTITIES.  THE CONVEYANCE, ASSIGNMENT AND BILL OF SALE SHALL BE MADE WITH FULL SUBSTITUTION AND SUBROGATION TO OPTIONEE IN AND TO ALL COVENANTS AND WARRANTIES BY OTHERS HERETOFORE GIVEN OR MADE TO OPTIONOR WITH RESPECT TO THE ASSETS.

IMBALANCES WITH RESPECT TO OIL OR NATURAL GAS ARE GOVERNED BY ARTICLE 17 HEREOF.  THE PARTIES AGREE THAT THE EXISTENCE OF ANY SUCH IMBALANCES SHALL NOT BE DEEMED A TITLE DEFECT.

ARTICLE 9. - PREFERENTIAL PURCHASE RIGHTS
AND CONSENTS OF THIRD PARTIES

9.1.         Actions and Consents.

(a)           Optionor and Optionee agree that each shall use all reasonable efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transaction provided in this Agreement and to assure that it will not be under any material corporate, legal, or contractual restriction that could prohibit or delay the timely consummation of such transaction.

(b)           Prior to the execution of this Agreement, Optionor and Optionee will satisfy themselves that the execution of this Agreement will not in and of itself trigger (i) any preferential rights to purchase, or any rights of first refusal to purchase, any of the Assets (“Preferential Purchase Rights”), or (ii) any rights of consent or approval to the Agreement or transactions contemplated by the Agreement (“Consents”).  In the event that Optionor and Optionee determine before or after the execution of this Agreement that a Preferential Purchase Right or Consent is triggered by the execution of this Agreement, they will endeavor to obtain a waiver of such right, or such consent, as applicable, and failing which, will negotiate an agreed upon reduction or reimbursement of the initial installment of the consideration for the initial term of the Option to Purchase payable upon execution of this Agreement.

(c)           Promptly after the Option Exercise Date, Optionor shall notify all holders of Preferential Purchase Rights and Consents of such terms and conditions of this Agreement to which the holders of such rights are entitled.  Optionor shall promptly notify Optionee if any Preferential Purchase Rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received.  If prior to Closing, any such Preferential Purchase Rights are timely and properly exercised, or Optionor is unable to obtain a necessary consent or approval prior to Closing, the interest or part thereof so affected shall be treated in the same manner as an uncured Title Defect.  If any additional Preferential Purchase Rights are discovered after Closing, or if a third party Preferential Purchase Rights holder alleges improper notice, then Optionee agrees to cooperate with Optionor in giving effect to any such valid third party Preferential Purchase Rights.  In the event any such valid third party preferential purchase rights are validly exercised after Closing, Optionee’s sole remedy against Optionor shall be payment by Optionor to Optionee of the value of that portion of the Assets on which such rights are exercised and lost by Optionee to such third party determined in the same manner as a Title Defect Value.

(d)           With respect to any portion of the Assets for which a Preferential Purchase Right has not been asserted prior to Closing, or a consent or other approval to assign has not been granted and for which the time for election to exercise such Preferential Purchase Right or to grant such consent has not expired, the Closing with respect to the portion of the Assets subject to such outstanding obligations will nevertheless proceed along with the Closing of other Assets as provided in this Agreement.  In the event that within ninety (90) days after Closing any such Preferential Purchase Right is not waived or consent or approval is not obtained or the time for election to purchase or to deliver a consent or approval does not pass (such that under the applicable documents, Optionor may not sell the affected third party interest to Optionee), then Optionee shall reassign same to Optionor and Optionor will promptly pay to Optionee the value of such third party interests.

ARTICLE 10. - COVENANTS OF OPTIONOR AND OPTIONEE

10.1.       Covenants of Optionor Pending Closing.

(a)           From and after the date of execution of this Agreement and until Closing, and subject to Section 10.2 and the constraints of applicable operating and other agreements, Optionor shall operate, manage, and administer the Assets as a reasonable and prudent operator and in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement.  Prior to Closing, Optionor shall use all commercially reasonable efforts to preserve in full force and effect all Leases, operating agreements, easements, rights-of-way, permits, licenses, and agreements which relate to the Assets in which Optionor owns an interest, and shall perform all material obligations of Optionor in or under all such agreements relating to the Assets; provided, however, Optionee’s sole remedy for Optionor’s breach of its obligations under this Section 11.1(a) shall be limited to the relative amount of the Purchase Price the parties agree should be allocated to that portion of the Assets affected by such breach, and if the parties cannot agree, the matter shall be submitted to mediation and arbitration procedures set forth in Exhibit “P” Optionor shall, except for emergency action taken in the face of serious risk to life, property, or the environment (1) submit to Optionee, for prior written approval, all proposed contracts, agreements or amendments to contracts relating to the Assets to the extent same could be binding upon Optionee’s exercise of its Option to Purchase; (2) submit to Optionee, for Optionee’s information, all AFE’s relating to the Assets in excess of One Hundred Thousand Dollars ($100,000.00); (3) consult with, inform, and advise Optionee regarding all material matters concerning the operation, management, and administration of the Assets; (4) notify Optionee of any written voting under any operating, unit, joint venture, partnership or similar agreement relating to the Assets; and (5) not approve or elect to go nonconsent as to any proposed well or plug and abandon or agree to plug and abandon any well without Optionee’s prior written approval.  On any matter requiring Optionee’s approval under this Section 11.1(a), Optionee shall respond within five (5) days to Optionor’s request for approval and failure of Optionee to respond to Optionor’s request for approval within such time shall release Optionor from the obligation to obtain Optionee’s approval before proceeding on such matter.  With respect to emergency actions taken by Optionor in the face of serious risk to life, property, or the environment, without prior approval of Optionee pursuant to the provisions above, Optionor will advise Optionee of its actions as promptly as reasonably possible and consult with Optionee as to any further related actions.

(b)           From and after the date of execution of this Agreement until this Option terminates, Optionor may not enter into any agreement, or amend, supplement or change any existing agreement that would have a material adverse effect on Optionee’s option rights hereunder, without Optionee’s consent, which consent shall not be unreasonably withheld.

(c)           Optionor shall promptly notify Optionee of any suit, lessor demand action, or other proceeding before any court, arbitrator, or governmental agency and any cause of action which pertains to the Assets or which reasonably would be expected to result in material impairment or loss of Optionor’s interest in any portion of the Assets or which might hinder or impede the operation of the Assets in any material respect.

(d)           Except for Permitted Encumbrances, Optionor shall not alienate, encumber, transfer, abandon or release any of the Assets during the term of this Agreement without the prior written consent of Optionee.

(e)           Subject to the terms and conditions of this Agreement, Optionor will use commercially reasonable efforts to cause (a) its respective representations and warranties set forth in this Agreement to be true and correct on and as of the Closing Date except to the extent such representations and warranties expressly relate to an earlier date, and (b) all of the conditions precedent to the obligations of the other Party (to the extent they are within the control of Optionor) to be satisfied on or prior to each Closing Date.

10.2.       Limitations on Optionor’s Covenants Pending Closing.

To the extent Optionor is not the operator of any of the Assets, the obligations of Optionor in Section 10.1 concerning operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Optionor use all commercially reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance as would a reasonable prudent operator and within the constraints of the applicable operating agreements and other applicable agreements.

10.3.                     Covenants of Optionee Following Exercise of Option.

Optionee shall act as a reasonable prudent operator in delivering CO2 to the Assets in a timely manner and in sufficient quantities to efficiently conduct operations to enhance oil production, under the terms of this Agreement, including but not limited to, Sections 1.26(d)(2), 1.26(d)(3) and 1.26(d)(5).

10.4.                     Hastings Field Call on CO2.

The Assets shall have first call on the CO2 in Optionee’s pipeline proposed to be constructed from a point near Donaldsonville, Louisiana to the Hastings Field, up to a maximum of 200 MMcf/d for so long as the Hastings Field requires 200 MMcf/d of additional CO2 above then existing recycle volumes.  The call on CO2 shall be based on 8 MMcf/d times the toal number of CO2 injectors until such time as the total number of injectors times 8 MMcf/d exceed 200 MMcf/d.  Optionor agrees that the call on CO2 is based on the assumption that individual injection wells will inject on average 8 MMcf/d per well.  If the actual average injection rate is lower than 8 MMcf/d, the 200 MMcf/d call on CO2 shall be adjusted downward based on the actual average injection rate divided by 8 MMcf/d.  This call is on CO2 from whatever source in Optionee’s pipeline, but is not a call on any particular source of CO2.

10.5.       Ownership of CO2.

All CO2 injected into the Hastings Field for which the working interest owners are charged shall be owned by the working interest owners proportionate to their ownership interest in the West Hastings Unit or the East Hastings Field, as the case may be.

10.6.       Environmental Liabilities Related to Events and Activities occurring prior to October 1, 2004.

Notwithstanding anything to the contrary contained herein, Optionor and Optionee agree that from and after the Exercise Effective Date all Environmental Obligations and Liabilities related to, or arising from, events or conditions first occurring prior to October 1, 2004, shall be shared equally between Optionor and Optionee and their respective successors and assigns.  The provisions of Section 16.6 and Section 16.7 shall apply to any claim for shared payment under this Section 10.6, except that Optionor and Optionee shall each have equal rights to participate in the defense of all Environmental Obligations and Liabilities subject to this Section 10.6 and no third-party claim in respect of such Environmental Obligations and Liabilities shall be compromised or settled without the prior written consent of both Optionor and Optionee, which consent shall not be unreasonably withheld or delayed.

ARTICLE 11. - CLOSING CONDITIONS

11.1.       Optionor’s Closing Conditions.

The obligations of Optionor under this Agreement are subject, at the option of Optionor, to the satisfaction, at or prior to Closing, of the following conditions:

(a)           all representations and warranties of Optionee contained in this Agreement shall be true and accurate in all material respects at and as of Closing as if such representations and warranties were made at and as of Closing, and Optionee shall have performed, satisfied and complied in all material respects with all agreements and covenants required by this Agreement to be performed, satisfied and complied with by Optionee at or prior to Closing;

(b)           the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Optionee, and an officer’s certificate of Optionee confirming the same;

(c)           all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing; and

(d)           as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Optionor) shall be pending or threatened before any court or governmental agency seeking to restrain Optionor or prohibit the Closing or seeking damages against Optionor as a result of the consummation of this Agreement.

11.2.       Optionee’s Closing Conditions.

The obligations of Optionee under this Agreement are subject, at the option of Optionee, to the satisfaction, at or prior to Closing, of the following conditions:

(a)           all representations and warranties of Optionor contained in this Agreement shall be true, accurate in all material respects at and as of Closing as if such representations and warranties were made at and as of Closing, and Optionor shall have performed, satisfied and complied in all material respects with all agreements and covenants required by this Agreement to be performed, satisfied and complied with by Optionor at or prior to Closing;

(b)           the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Optionor, and an officer’s certificate of Optionor confirming the same;

(c)           all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing; and

(d)           as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Optionee) shall be pending or threatened before any court or governmental agency seeking to restrain Optionee or prohibit the Closing or seeking damages against Optionee as a result of the consummation of this Agreement.

ARTICLE 12.- CLOSING

12.1.       Closing.

The closing of the purchase of the Assets following the exercise of the option granted herein (the “Closing”) shall be held at the offices of Optionee on the date provided in Section 2.6 above, or at such earlier date or place as the Parties may agree in writing (herein called “Closing Date”).  Time is of the essence and the Closing Date shall not be extended unless by written agreement of the Parties.  On or before five (5) business days prior to Closing, Buyer and Seller shall use their best efforts to provide each other copies of all closing documents.

12.2.       Optionor’s Closing Obligations.

At Closing Optionor shall deliver to Optionee the following:

(a)           the Assignment and Conveyance substantially in the form attached hereto as Exhibit “I” and such other documents as may be reasonably necessary to convey all of Optionor’s interest in the Assets to Optionee in accordance with the provisions hereof ;

(b)           a non-foreign affidavit executed by Optionor in the form attached as Exhibit “M”;

(c)           appropriate regulatory forms appointing Optionee as the operator for those Assets which Optionor operates;

(d)           copies of all third-party waivers, consents, approvals, permits and actions obtained;

(e)           subject to existing operating agreements and Optionor’s rights to continued use and access as set forth in Section 3.3, exclusive possession of the Assets;

(f)            letters-in-lieu of transfer orders in form acceptable to Optionor and Optionee;

(g)           a Reporting and Accounting Memorandum executed by Optionor in the form attached as Exhibit “N”; and

(h)           releases of all mortgages, liens and similar encumbrances burdening the Assets in form and substance reasonably satisfactory to Optionee.

12.3.       Optionee’s Closing Obligations.

At Closing, (i) Optionor shall execute an Assignment and Conveyance, the form of which shall be substantially the same as the form attached hereto as Exhibit “I”, and (ii) depending upon Optionor’s election, Optionee shall either pay the Cash Payment or execute an Assignment of Volumetric Production Payment, the form of which shall be substantially the same as the form attached hereto as Exhibit “J”.

12.4.       Joint Closing Obligations.

Both Parties at Closing shall execute a Settlement Statement evidencing any amount actually wire transferred or the Volumetric Production Payment assigned and all adjustments to the consideration taken into account at Closing.  All events of the Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other.

12.5.       Final Settlement/Purchase Price Adjustments.

Within one hundred twenty (120) days after Closing, Optionor shall provide to Optionee, for Optionee’s concurrence, an accounting (the “Final Settlement Statement”) of the actual amounts of Optionor’s and Optionee’s Credits for the adjustments set out in this Section 12.5.  Optionee shall have the right for thirty (30) days after receipt of the Final Settlement Statement to audit and take exceptions to such adjustments.  The Parties shall attempt to resolve any disagreements on a best efforts basis.   Those credits agreed upon by Optionee and Optionor shall be netted and the final settlement shall be paid as directed in writing by the receiving party, on final adjustment by the party owing it (the “Final Settlement”).

The Purchase Price shall be adjusted as follows:

(a)           The Purchase Price shall be adjusted upward by the following (“Optionor’s Credits”):

(1)           the value of (i) all Inventory Hydrocarbons attributable to the Assets, such value to be based upon the existing contract price for crude oil in effect as of the Effective Time, less severance taxes, transportation fees and other fees deducted by the purchaser of such oil, such oil to be measured at the Exercise Effective Time by the operators of the Assets; and (ii) the value of all of Optionor’s unsold inventory of gas plant products, if any, attributable to the Assets at the Effective Time valued in the same manner as if such products had been sold under the contract then in existence between Optionor and the purchaser of such products or, if there is no such contract, valued in the same manner as if said products had been sold at the posted price in the field for said products;

(2)           the amount of all production expenses, operating expenses and all expenditures attributable to the operation of the Assets after the Exercise Effective Time and accrued by Optionor prior to Closing Date in accordance with generally accepted accounting principles and Section 11.1;

(3)           an amount equal to the sum of any upward adjustments provided elsewhere in this Agreement applicable to the Assets; and

(4)           any other amount agreed upon by Optionor and Optionee in writing prior to Closing.

(b)           The Purchase Price shall be adjusted downward by the following (“Optionee’s Credits”):

(1)           the total collected sales value of all Hydrocarbons sold by the Optionor after the Exercise Effective Time which are attributable to the Assets, and any other monies collected by the Optionor with respect to the ownership of the Assets after the Exercise Effective Time, but excepting interest income.

(2)           the amount of all unpaid ad valorem, property, production, excise, severance and similar taxes and assessments (but not including income taxes), which taxes and assessments become due and payable or accrue to the Assets prior to the Exercise Effective Time, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this paragraph shall be computed based upon such taxes assessed against the applicable portion of the Assets for the immediately preceding tax period just ended;

(3)           an amount equal to the sum of any downward adjustments provided elsewhere in this Agreement; and

(4)           any other amount agreed upon by Optionor and Optionee in writing prior to Closing.

(c)           Optionor shall prepare and deliver to Optionee, at least five business days prior to Closing, Optionor’s estimate of the adjusted Purchase Price to be paid at Closing, together with a preliminary statement setting forth Optionor’s estimate of the amount of each adjustment to the Purchase Price to be made pursuant to this Section 12.5.  The Parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing.  In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the adjusted Purchase Price for purposes of Closing shall be calculated based on Optionor’s and Optionee’s agreed upon estimated adjustments and Optionor’s good faith estimate of any disputed amounts (and any such disputes shall be resolved by the Parties in connection with the resolution of the Final Settlement Statement).

(d)           In the event the Purchase Price is not a Cash Payment, but is in the form of a Volumetric Production Payment, any and all adjustments in the Purchase Price shall be made and payable in cash.

ARTICLE 13. - LIMITATIONS ON WARRANTIES AND REMEDIES

THE EXPRESS REPRESENTATIONS AND WARRANTIES OF OPTIONOR CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE LEASES, OR THE ENVIRONMENTAL CONDITION OF THE ASSETS.  THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE ASSETS ARE SOLD HEREUNDER “AS IS, WHERE IS, AND WITH ALL FAULTS” AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, ARE GIVEN BY OR ON BEHALF OF OPTIONOR.  IT IS UNDERSTOOD AND AGREED THAT PRIOR TO CLOSING OPTIONEE SHALL HAVE INSPECTED THE ASSETS FOR ALL PURPOSES AND HAS SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT OPTIONEE ACCEPTS SAME IN ITS “AS IS, WHERE IS AND WITH ALL FAULTS” CONDITION.  OPTIONEE HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, OR CONFORMITY TO SAMPLES.

ARTICLE 14. - CASUALTY LOSS AND CONDEMNATION

If, prior to Closing, all or any material portion of the Assets is destroyed by fire or other casualty or if any material portion of the Assets shall be taken by condemnation or under the right of eminent domain (all of which are herein called “Casualty Loss” and limited to property damage or taking only), Optionee and Optionor must agree prior to Closing either that (i) If the value of the Casualty Loss is in dispute, the Cash Payment or payment by Optionor to Optionee at Closing shall be adjusted by an amount equal to the average of Optionor’s and Optionee’s good faith estimates of the value of the Casualty Loss, or (ii)  Optionee shall proceed with the purchase of such Assets, notwithstanding any such destruction or taking (without reduction of the Purchase Price)in which case Optionor shall pay, at Closing, to Optionee all sums paid to Optionor by third parties by reason of the destruction or taking of such Assets and shall assign, transfer and set over unto Optionee all insurance proceeds received by Optionor as well as all of the right, title and interest of Optionor in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking. In either case, Optionor and Optionee shall each have the right, exercisable within ninety (90) days after the Closing Date, to refer the disputed matter to mediation and arbitration in accordance with the dispute resolution procedures set forth in Exhibit “P”. After the expiration of said ninety (90) day period the right to refer the matter to mediation and arbitration shall terminate.  Prior to Closing, Optionor shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Optionee, which consent shall not be unreasonably withheld.

ARTICLE 15. - DEFAULT AND REMEDIES

15.1.       Optionor’s Remedies.

Upon failure of Optionee to timely make the payments described in Section 2.3, or to materially comply with other material terms contained in the Agreement, Optionor, at its sole discretion, and in addition to any other remedies it may have at law or equity, may (i) enforce specific performance, or (ii) terminate this Agreement and retain any and all previous payments made hereunder.

15.2.       Optionee’s Remedies.

Upon failure of Optionor to materially comply with all material terms contained in this Agreement, Optionee, at its sole option and in addition to any other remedies it may have at law or equity, may (i) enforce specific performance, or (ii) terminate this Agreement.

15.3.       Effect of Termination.

In the event of termination of this Agreement under this Article 15, the transaction shall not close and neither Optionee nor Optionor shall have any further obligations, remedies, liabilities, rights or duties to the other hereunder, except as expressly provided herein.

ARTICLE 16. - ASSUMPTION AND INDEMNITY

16.1.       Assumed Obligations; Pre-Closing Liabilities.

Upon and after Closing, Optionee shall own the Assets, together with all the rights, duties, obligations, and liabilities accruing with respect thereto, including the Assumed Obligations and Optionee’s indemnity obligations hereunder.  Optionee agrees to assume and pay, perform, fulfill and discharge all Assumed Obligations and Optionee’s indemnity obligations.  Optionor agrees to retain and pay, perform, fulfill and discharge all Retained Obligations, and Optionor’s indemnity obligations.

16.2.       Optionee’s Indemnity.

OPTIONEE AGREES TO INDEMNIFY, DEFEND AND HOLD OPTIONOR AND OPTIONOR’S EMPLOYEES, OFFICERS AND DIRECTORS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, PUNITIVE DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION OR JUDGMENTS OF ANY KIND OR CHARACTER INCLUDING, WITHOUT LIMITATION, ANY INTEREST, PENALTY, REASONABLE ATTORNEYS’ FEES AND OTHER COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH OR THE DEFENSE THEREOF (COLLECTIVELY THE “CLAIMS”), WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS CAUSED BY, RELATED TO, ATTRIBUTABLE TO, OR ARISING OUT OF THE ASSUMED OBLIGATIONS.

IN ADDITION TO THE FOREGOING, OPTIONEE AGREES TO INDEMNIFY, DEFEND AND HOLD OPTIONOR AND OPTIONOR’S EMPLOYEES, OFFICERS AND DIRECTORS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, PUNITIVE DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION OR JUDGMENTS OF ANY KIND OR CHARACTER INCLUDING, WITHOUT LIMITATION, ANY INTEREST, PENALTY, REASONABLE ATTORNEYS’ FEES AND OTHER COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH OR THE DEFENSE THEREOF (COLLECTIVELY THE “CLAIMS”), WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS CAUSED BY, RELATED TO, ATTRIBUTABLE TO, OR ARISING OUT OF OPTIONEE’S OPERATIONS AS TO THE ASSETS AS OF THE EXERCISE EFFECTIVE TIME.

16.3        Optionor’s Indemnity.

OPTIONOR AGREES TO INDEMNIFY, DEFEND AND HOLD OPTIONEE AND OPTIONEE’S EMPLOYEES, OFFICERS AND DIRECTORS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS CAUSED BY, RELATED TO, ATTRIBUTABLE TO, OR ARISING OUT OF (A) THE RETAINED OBLIGATIONS and (B) TO THE EXTENT NOT ACCOUNTED FOR IN THE CALCULATION OF THE PURCHASE PRICE PURSUANT TO SECTION 2.5, ENVIRONMENTAL OBLIGATIONS AND LIABILITIES THAT FIRST AROSE FROM  OR OUT OF EVENTS OR CONDITIONS FIRST OCCURRING BETWEEN OCTOBER 1, 2004 AND THE EXERCISE EFFECTIVE DATE.

IN ADDITION TO THE FOREGOING, OPTIONOR AGREES TO INDEMNIFY, DEFEND AND HOLD OPTIONEE AND OPTIONEE’S EMPLOYEES, OFFICERS AND DIRECTORS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, PUNITIVE DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION OR JUDGMENTS OF ANY KIND OR CHARACTER INCLUDING, WITHOUT LIMITATION, ANY INTEREST, PENALTY, REASONABLE ATTORNEYS’ FEES AND OTHER COSTS AND EXPENSES INCURRED IN

CONNECTION THEREWITH OR THE DEFENSE THEREOF (COLLECTIVELY THE “CLAIMS”), WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS (IN EITHER CASE, OTHER THAN ENVIRONMENTAL OBLIGATIONS AND LIABILITIES ASSUMED BY OPTIONEE PURSUANT TO SECTION 10.6) CAUSED BY, RELATED TO, ATTRIBUTABLE TO, OR ARISING OUT OF OPTIONOR’S OPERATIONS AS TO THE ASSETS PRIOR TO THE  EXERCISE EFFECTIVE TIME.

16.4.       Negligence.

THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTIES HERETO.

16.5        Broker or Finder’s Fee.

Each party hereby agrees to indemnify and hold the other harmless from and against any claim for a brokerage or finder’s fee or commission in connection with this Agreement or the transactions contemplated by this Agreement to the extent such claim arises from or is attributable to the actions of such indemnifying party, including, without limitation, any and all losses, damages, punitive damages, attorneys’ fees, costs and expenses of any kind or character arising out of or incurred in connection with any such claim or defending against the same.

16.6        Threshold and Maximum Amounts.

No claim may be made against an Indemnifying Party pursuant to this Article 16 unless, and only to the extent that, the aggregate amount of all Claims exceeds $100,000.  The maximum aggregate liability of an Indemnifying Party under this Article 16 shall be an amount equal to the Purchase Price.

16.7                        Claim Procedures.

Each Person entitled to indemnification under this Article 16 (the “Indemnified Party”) shall give written notice setting forth in reasonable detail the basis of any Claim to the Party required to provide indemnification (the “Indemnifying Party”) promptly, but not later than fifteen (15) days, after such Indemnified Party becomes aware of a Claim or receives written notice of any Claim asserted by any person who is not a Party (or a successor to a Party) to this Agreement (a “Third-Party Claim”) that is or may give rise to an indemnification claim; provided that the failure of the Indemnified Party to give notice as provided in this Section 16.7 shall not relieve any Indemnifying Party of its obligations under Section 16.7, except to the extent that such failure prejudices the rights of any such Indemnifying Party.  The Indemnifying Party may elect to assume the defense of any Third-Party Claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall in such case conduct the defense of such claim, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at the Indemnified Party’s expense, and may retain counsel of its choice at its own expense; provided further that the Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one firm of counsel of its choice, to represent the Indemnified Party if, in the Indemnified Party’s reasonable judgment, there exists a conflict of interest between the Indemnified Party and the Indemnifying Party, or if the Indemnifying Party (1) elects not to defend, compromise or settle a Third-Party Claim, (2) fails to notify the Indemnified Party within ten (10) Business Days of its election to defend after receipt of written notice of such Third-Party Claim, or (3) having timely elected to defend a Third-Party Claim, fails adequately to prosecute or pursue such defense, then in each case the Indemnified Party may defend such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party.  The Indemnifying Party, in the defense of any Third-Party Claim, shall not, except with the prior written approval of the Indemnified Party, consent to entry of any judgment or entry into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect thereto.  The Indemnified Party shall not settle or compromise any such claim without the prior written approval of the Indemnifying Party, which approval shall not be unreasonably withheld.  The Indemnified Party shall make its employees available and furnish such information regarding itself or the Claim in question as the Indemnifying Party may reasonably request in writing and as shall reasonably be required in connection with the defense of a Third-Party Claim.

ARTICLE 17. - GAS IMBALANCES

Optionor and Optionee will use their best efforts to update (to the Exercise Effective Time) the gas imbalance volume amounts listed on Exhibit “L.”  If, prior to the Final Settlement Date, either party hereto notifies the other party hereto that the volumes set forth in Exhibit “L” are incorrect, then Optionee or Optionor will pay the other at the Final Settlement, as appropriate, an amount equal to the NYMEX price at the end of the month in which the variance occurs, per net mmbtu variance from the net imbalance shown on Exhibit “L.”  Subject to such adjustment on the Final Settlement Date, as of the Closing Optionee agrees to assume any liability and obligation for gas production imbalances (whether over or under) attributable to the Assets.  Except as set forth in this Article 17, in assuming this liability at Closing, Optionee shall not be obligated to make any additional payment over the Purchase Price to Optionor, and Optionor shall not be obligated to refund any of said price to reimburse Optionee for any over-balances existing at the time of sale.

ARTICLE 18. - PREFERENTIAL RIGHT TO PURCHASE
AND AREA OF MUTUAL INTEREST PROVISION

18.1        Preferential Right to Purchase.

This Agreement is also made expressly subject to a preferential right to Purchase, the terms and conditions of which are as follows:

(a)               In the event Optionor or Optionee receives a bona fide offer from a third party to purchase all or a part of the interests of Optionor (reserved overriding royalty interest, Volumetric Production Payment (if any) or reversionary working interest, before or after reversion) or Optionee (the “Selling Party”) in the West Hastings Unit, the West Hastings Unit Lands or the Hastings Field lands, or other jointly owned lands within the Area of Mutual Interest (including interests hereafter owned or acquired), and once the Selling Party and a proposed transferee have fully negotiated the principal terms and conditions of a transfer (which principal terms shall include all material terms and conditions necessary for a purchaser to make an informed decision including, but not necessarily limited to, price, timing, scope, character and description of the interests to be transferred, agreed indemnities, reservations and exclusions), Selling Party shall disclose such principal terms and conditions in detail to the other party to this Agreement (the “Receiving Party”) in a written notice.  Receiving Party shall have the right to acquire the interest proposed to be transferred from the Selling Party on the same terms and conditions agreed to by the proposed transferee if, within ten (10) Days after receipt of Selling Party’s written notice, the Receiving Party delivers to the Selling Party a counter-notification that Receiving Party accepts the agreed upon terms and conditions of the transfer without reservations or conditions.  If the Receiving Party does not deliver such counter-notification, the transfer to the proposed transferee may be made, subject to the provisions of this Agreement, under terms and conditions no more favorable to the transferee than those set forth in the notice to Receiving Party, provided that the transfer shall be concluded within one hundred eighty (180) days from the date of Optionee’s receipt of Selling Party’s written notice.  In the event the proposed sale of the interest to a third party is timely consummated, the preferential right to purchase shall no longer attach to the interest transferred to the third party.  In the event the proposed sale of the interest to the third party is not consummated, then the preferential right to purchase such interest shall be reinstated as to any future offers to purchase the interest.

(b)               In the event Selling Party’s proposed transfer of part or all of its interest in the West Hastings Unit, the West Hastings Unit Lands or the Hastings Field lands, or other jointly owned lands within the Area of Mutual Interest, involves consideration other than cash or involves other properties included in a wider asset sale transaction (package deal), then the interest to be assigned by Selling Party (or part thereof) shall be allocated a reasonable and justifiable cash value in the notification to Receiving Party.  Receiving Party may satisfy the requirements of this Article 18.1 by agreeing to pay such cash value in lieu of the consideration payable in the third-party offer.

(c)               The preferential right to purchase shall be applicable to any transfer of all or a portion of either Parties’ interest in the West Hastings Unit, the West Hastings Unit Lands or the Hastings Field lands, or other jointly owned lands within the Area of Mutual Interest, including the transfer of the reserved overriding royalty interest and/or the Reversionary Interest, whether directly or indirectly by assignment, merger, consolidation, or sale of stock, or other conveyance, other than such transfers that are made to (i) an affiliate, subsidiary, or parent company existing as of the date of this Agreement or (ii) a new affiliated entity created after the date of this Agreement for the express purpose of forming a master limited partnership, which master limited partnership is controlled by the new affiliate, Venoco, Inc. or Denbury Resources Inc. for a minimum of twelve (12) months following the transfer.

(d)               A sale or merger involving Optionor’s parent, Venoco, Inc., or the sale of all or substantially all of Venoco’s assets through merger, business combination or other transaction, including transactions involving Optionor are hereby expressly excluded from the terms of this Article 18. Likewise, a sale or merger involving Optionee’s parent, Denbury Resources Inc., or the sale of all or substantially all of Denbury Resources Inc.’s assets through merger, business combination or other transaction, including transactions involving Optionee are hereby expressly excluded from the terms of this Article 18.

18.2.           Area of Mutual Interest Provision.

(a)   The Parties hereby agree to the establishment of an Area of Mutual Interest which shall encompass all of those lands within the area outlined in blue on the plat attached hereto as Exhibit “O”,  and which are more fully described on Exhibit “O-1” hereto, which area shall hereinafter sometimes be referred to as an “Area of Mutual Interest”.

If, after the Agreement Effective Time, either party to this Agreement (“Acquiring Party”) acquires either an oil and gas lease or mineral interest (or any interest therein), royalty interest, or an option to acquire an oil and gas lease, or any other oil and/or gas interest covering lands lying within the Area of Mutual Interest, including oil, gas and mineral leases acquired pursuant to the exercise of any options (all of the foregoing hereinafter sometimes being referred to as “Oil and Gas Interests”), or if the Acquiring Party enters into any type of agreement by which an Oil and Gas Interest may be acquired or otherwise earned by conducting drilling, seismic, or other operations on the lands lying within the Area of Mutual Interest, then the Acquiring Party shall promptly notify the other party of such acquisition or such agreement.  If either party to this Agreement acquires an Oil and Gas Interest covering lands within the geographical confines of the Area of Mutual Interest, the other party shall have the right to participate in any such acquisition of such Oil and Gas Interest as set forth below.  If, after the Effective Time of this Agreement, additional parties acquire an interest from the original Parties in the Area of Mutual Interest, in the event not all parties elect to participate in an acquisition, then any such non-participating party’s interests shall be offered in writing to the other participating parties in the proportions that their ownership interests in the Area of Mutual Interest at the time of the acquisition bear to the total of the ownership interests of all participating parties in the acquisition.  In the event any acquired Oil and Gas Interest includes lands within and outside the Area of Mutual Interest, the entire Oil and Gas Interest shall be included within the AMI.

(b)           The notification provided for in Paragraph (b) above shall contain all available title information and copies of leases, agreements by which the Oil and Gas Interest may be acquired, and all other pertinent instruments and information regarding the proposed acquisition.  It shall also describe in detail the cost and expense of such acquisition and any other obligation that may be incurred pursuant thereto.

(c)           If the acquisition requires drilling, seismic, or other operations on the lands lying within the Area of Mutual Interest, the election of a party to participate in such operations shall constitute an election to participate in the agreement governing such operations, to the extent necessary to acquire the interest.  No party shall be required to make such an election more than sixty (60) days or less than thirty (30) days prior to the commencement of initial operations.

(d)           To receive an assignment of its proportionate share of the Oil and Gas Interest acquired as a result of conducting drilling, seismic, or other operations on the Area of Mutual Interest, a Participating Party must have:

(1)           Participated in all operations necessary for the acquisition of the Oil and Gas Interest, and also must have paid all costs and expenses incurred in connection therewith;

(2)           Participated in any previous drilling, seismic, or other operations that were necessary or were a condition precedent to the operations resulting in the acquisition of the Oil and Gas Interest; and

(3)           Participated in accordance with the terms, provisions, covenants, and conditions of the agreements governing the acquisition of an Oil and Gas Interest.

(e)               If drilling, seismic, or other operations are not required to acquire the Oil and Gas Interest, the party entitled to receive notice set forth in Section 18.2(b) shall have thirty (30) days from receipt of written notice thereof in which to elect to participate in such acquisition as set forth hereinbelow and in Section 18.2(h).  Failure to give written notice to the Acquiring Party of its election, as specified herein, shall constitute an election not to participate.  If a party elects to participate in such acquisition as set forth herein, such party (“Participating Party”) shall reimburse the Acquiring Party for its proportionate share of the costs thereof within fifteen (15) days of receipt of an invoice from the Acquiring Party setting forth in detail the cost and expense of such acquisition.  The Acquiring Party shall, within thirty (30) days after receipt of payment from a Participating Party, assign to the Participating Party the Participating Party’s proportionate interest in the acquisition, subject to any applicable burdens on such Participating Party’s interest in the acquisition.

(f)                All Participating Parties shall be entitled to participate in any acquisition within the Area of Mutual Interest on a ground floor basis and subject to no additional burdens placed on an acquisition by the Acquiring Party. For purposes of this Agreement the Optionor’s interest in the Area of Mutual Interest shall be twenty-five percent (25%) and Optionee’s interest seventy-five percent (75%).

(g)           In the event the Parties acquire any Oil and Gas Interest within the Area of Mutual Interest prior to the Exercise Effective Time, then any Oil and Gas Interest acquired by the Optionor shall be included in the Designated Interests to be acquired by the Optionee and shall be valued and conveyed in accordance with the terms of this Agreement.  Additionally, should the Optionee acquire any Oil and Gas Interest in the Area of Mutual Interest and elect not to exercise its Option to Purchase the Assets, Optionee shall give Optionor the right to acquire any such acquired Oil and Gas Interest at its offered cost as set forth hereinabove.

(h)               For purposes of this Section 18.2, the term “Oil and Gas Interest” shall also include surface rights or interests (including easements, rights-of-way, and surface ownership) in lands lying within the Area of Mutual Interest, and options to acquire such surface rights or interests, and any surface rights or interests acquired pursuant to the exercise of any options. Notwithstanding the foregoing, Optionor and Optionee specifically exclude from this Area of Mutual Interest any surface rights or interests (including easements, rights-of-way, and surface ownership) acquired by Optionee for the sole purpose of constructing and operating a CO2 pipeline to deliver CO2 to the Hastings Field.

(i)                The terms of this Section 18.2. shall remain in full force and effect covering the lands lying within the Area of Mutual Interest for a period of ten (10) years commencing from the Agreement Effective Time, unless extended for an additional period or terminated earlier by written agreement of the Parties.

ARTICLE 19. - MISCELLANEOUS

19.1.       Receivables and other Excluded Funds.

Optionee shall be under no obligation to collect on behalf of Optionor any receivables or other funds included in the Excluded Assets and described in Section 1.29(e) above.  With respect to receivables, Optionee shall be free to treat the interests of any party with a delinquent receivable in any manner deemed appropriate by Optionee.

19.2.       Public Announcements.

Each Party hereto may publicly disclose information with respect to the transaction contemplated by this Agreement (i) to any state or federal governmental authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction; or (ii) as may be necessary to comply with disclosure requirements of the Securities and

Exchange Commission and the New York Stock Exchange or other recognized exchange and any other applicable securities laws.

19.3.       Filing and Recording of Assignments, etc.

Optionee shall be solely responsible for all filings and the prompt recording of assignments and other documents related to the Assets and for all fees connected therewith, including the fees charged by any regulatory authority in connection with the change of operator, and Optionee shall furnish certified copies of all such filed and/or recorded documents to Optionor within ten (10) days of Optionee’s receipt of the recorded instruments.  Optionor shall not be responsible for any loss to Optionee because of Optionee’s failure to file or record documents correctly or promptly.  Optionee shall not be responsible for any loss to Optionor because of Optionor’s failure to record this document correctly or promptly.  Optionee shall promptly file all appropriate forms, declarations or bonds with federal and state agencies relative to its assumption of operations and Optionor shall cooperate with Optionee in connection with such filings.

19.4.       Further Assurances and Records.

(a)           Each of the Parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such party in consummation of the transactions contemplated hereby.  Without limiting the foregoing, in the event Exhibits “A-1” through “A-4”, inclusive, incorrectly or insufficiently describes or references or omits the description of a property or interest intended to be conveyed hereby as described in Sections 1.34 (Leases) or 1.54 (Personal Property) above, Optionor agrees to, within twenty (20) days of Optionor’s receipt of Optionee’s written request, together with supporting documentation satisfactory to Optionor, correct such Exhibit and/or execute an amended assignment or other appropriate instruments necessary to transfer the property or interest intended to be conveyed hereby to Optionee.

(b)           Optionee agrees to maintain the files and records of Optionor that are acquired pursuant to this Agreement for seven (7) years after the Closing.  Optionee shall provide Optionor and its representatives reasonable access to and the right to copy such files and records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement; (ii) complying with any law, rule or regulation affecting Optionor’s interest in the Assets prior to the Closing Date; (iii) preparing any audit of the books and records of any third party relating to Optionor’s interest in the Assets prior to the Closing Date, or responding to any audit prepared by such third parties; (iv) preparing tax returns; (v) responding to or disputing any tax audit; or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement or as to the Assets.

(c)           Optionor agrees that within thirty (30) days after Closing or within thirty (30) days after operations are actually transferred of record with the Texas Railroad Commission, whichever is later, it will remove or cause to be removed its signs and the names and marks used by Optionor and all variations and derivatives thereof and logos relating thereto from the Assets and will not thereafter make any use whatsoever of such names, marks and logos.

(d)           Optionor agrees to continue to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Optionee’s efforts to obtain for Optionee (i) access to files, records and data relating to the Assets in the possession of third parties; and (ii) access to wells constituting a part of the Assets operated by third parties for purposes of inspecting same.

(e)           Optionee shall comply with all current and subsequently amended applicable laws, ordinances, rules, and regulations applicable to the Assets and shall promptly obtain and maintain all permits required by governmental authorities in connection with the Assets.

19.5.       Notices.

Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and may be given by personal delivery, facsimile, US mail (postage prepaid), or commercial delivery service, and any communication hereunder shall be deemed to have been duly given and received when actually delivered to the address of the Parties to be notified as set forth below and addressed as follows:

If to Optionor, as follows:

TexCal Energy South Texas L.P.
c/o Venoco, Inc.
370 17th Street
Suite 2950
Denver, Colorado 80202
Attention:	William Schneider
President
Telephone:	(303) 626-831
Facsimile:	(303) 626-8315

with copies to:

TexCal Energy South Texas L.P.
1020 Main Street, Suite 2500
Houston, Texas 77002
Attention:	Jeffrey T. Janik
Senior Vice President
Telephone:	(713) 533-4000

Facsimile:	(713) 533-4060

and

Venoco, Inc.
6267 Carpinteria Ave.
Carpinteria, CA 93013
Attention:	General Counsel
Telephone:	(805) 745-2253
Facsimile:	(805) 745-1816

If to Optionee, as follows:

Denbury Onshore, LLC
5100 Tennyson Parkway
Suite 1200
Plano, Texas 75024
Attention:	Ray Dubuisson
Vice President-Land
Telephone:	(972)-673-2044
Facsimile:	(972)-673-2299

Provided, however, that any notice required or permitted under this Agreement will be effective if given verbally within the time provided, so long as such verbal notice is followed by written notice thereof in the manner provided herein within twenty-four (24) hours following the end of such time period.  Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

19.6.       Incidental Expenses.

Optionee shall bear and pay (i) all state or local government sales, transfer, gross proceeds, or similar taxes incident to or caused by the transfer of any of the Assets to Optionee, (ii) all documentary, transfer and other state and local government taxes incident to the transfer of any of the Assets to Optionee; and (iii) all filing, recording or registration fees for any assignment or conveyance delivered hereunder.  Each party shall bear its own respective expenses incurred in connection with the negotiation and closing of this transaction, including it own consultants’ fees, attorneys’ fees, accountants’ fees, and other similar costs and expenses.

19.7.       Waiver.

Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance.  Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right to enforce the same.  No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

19.8.       Binding Effect; Assignment.

All the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be covenants running with the land and shall inure to the benefit of, and be binding upon, and shall be enforceable by, the parties hereto and their respective successors and assigns.  The rights of Optionee under this Agreement to acquire the Assets are personal and this Agreement may not be assigned or transferred by Optionee to any other party, firm, corporation or other entity, without the prior, express and written consent of Optionor, and such consent may be withheld for any reason, including convenience.  Any attempt to assign this Agreement by Optionee over the objection or without the express written consent of the Optionor shall be absolutely void.  Optionor may condition its consent to assign this Agreement on Optionee providing Optionor with an appropriate guarantee of its assignee’s performance.  Any subsequent transfer of this Agreement or of all or any part of the Assets shall be made expressly subject to the terms and provisions of this Agreement.

19.9.       Taxes.

(a)           Optionor and Optionee agree that this transaction may be subject to the reporting requirement of Section 1060 of the Internal Revenue Code of 1986, as amended, and that, therefore, IRS Form 8594, Asset Acquisition Statement, will be filed for this transaction.  The Parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation.

(b)           Optionor shall be responsible for all state, local and federal property, ad valorem, excise, and severance taxes attributable to or arising from the ownership or operation of the Assets prior to the Exercise Effective Time.  Optionee shall be responsible for all property and severance taxes attributable to or arising from the ownership or operation of the Assets after the Exercise Effective Time.  Any party which pays such taxes for the other party shall be entitled to prompt reimbursement upon evidence of such payment.  Each party shall be responsible for its own federal and state income taxes, if any, as may result from this transaction.

(c)           If this transaction is determined to result in state sales or transfer taxes, Optionee shall be solely responsible for any and all such taxes due on the Assets acquired by Optionee by virtue of this transaction.  If Optionee is assessed such taxes, Optionee shall promptly remit same to the taxing authority.  If Optionor is assessed such taxes, Optionee shall reimburse Optionor for any such taxes paid by Optionor to the taxing authority.

19.10.     Audits.

It is expressly understood and agreed that Optionor retains its right to receive its proportionate share of the proceeds from any audits relating to activities prior to the Exercise Effective Time, and Optionor shall likewise pay its share of any costs attributable to the period prior to the Effective Time resulting from any such audits.

19.11.     Governing Law.

THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.

19.12.     Mediation and Arbitration.

The Parties stipulate and agree that any and all claims and/or controversies arising between Optionor and Optionee which relate to and arise out of this Agreement shall be resolved in accordance with the mediation and arbitration procedures set forth in Exhibit “P.”  The prevailing party in any legal proceeding or arbitration may be entitled to recover all arbitration costs and reasonable attorneys’ fees from the non-prevailing party, as determined by the arbitrators in accordance with the procedures set forth in Exhibit “P.”

19.13.     Entire Agreement.

This Agreement, including the Exhibits attached hereto, embodies the entire agreement between the Parties and replaces and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof, whether written or oral.  No other agreement, statement, or promise made by any party, or to any employee, officer or agent of any party, which is not contained in this Agreement shall be binding or valid.  This Agreement may be supplemented, altered, amended, modified or revoked by a writing only, signed by the Parties hereto.  The headings herein are for convenience only and shall have no significance in the interpretation hereof.  The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes, as prepared through the joint efforts of the Parties, and shall not be construed against one party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof.  It is understood and agreed that there shall be no third-party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable rights in anyone who is not a direct, initial party hereto.

19.14.     Severability.

If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable, and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

19.15.     Exhibits.

All Exhibits attached to this Agreement, and the terms of those Exhibits which are referred to in this Agreement, are made a part hereof and incorporated herein by reference.

19.16.     Survival.

Unless otherwise specifically provided in this Agreement, all of the representations, warranties, indemnities, covenants and agreements of or by the Parties hereto shall survive the execution and delivery of the each Conveyance, Assignment and Bill of Sale.  Additionally, those provisions set forth in Section 6.3 shall survive the execution and delivery of the Conveyance, Assignment and Bill of Sale, and shall be deemed as between the Parties, there successors and assigns to be covenants running with the land.

19.17.     Subsequent Adjustments.

Regardless of the date set for the Final Settlement, Optionee and Optionor agree that their intent is to allow for the earliest practical forwarding of revenue and reimbursement of expenses between them, and Optionor and Optionee recognize that either may receive funds or pay expenses after the Final Settlement Date which are properly the property or obligation of the other.  Therefore, upon receipt of net proceeds or payment of net expenses due to or payable by the other party hereto, whichever occurs first, Optionor or Optionee, as the case may be, shall submit a statement to the other party hereto showing the relevant items of income and expense with supporting documentation. Payment of any net amount due by Optionor or Optionee, as the case may be, on the basis thereof shall be made within ten (10) days of receipt of the statement.

19.18.     Counterparts.

This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one (1) agreement.

19.19.     Subrogation.

To the fullest extent allowed by law and the applicable agreements with third parties, Optionor grants Optionee a right of subrogation in all claims or rights Optionor may have against third parties to the extent they relate to the Assumed Obligations.

19.20.     Suspended Monies.

At Closing, Optionor shall deliver to Optionee the monies held in suspense by Optionor for the account of third parties, or relate to a title dispute or question as to ownership, along with any documentation in Optionor’s possession or available to Optionor in support of such suspended funds.  Any additional monies of this nature received by Optionor after Closing shall be remitted to Optionee within one hundred twenty (120) days after the Closing hereof.  At Closing, Optionee shall assume the obligation for the payment of these monies.

19.21.     Optionee as Operator.

After the Closing Date, Optionee shall operate, manage, and administer the Assets as a reasonable prudent operator and in a good and workmanlike manner in accordance with the West Hastings Unit Operating Agreement.  The Parties acknowledge that changes and amendments to the West Hastings Unit Operating Agreement may become necessary and required by both Parties and will be negotiated as needed.  These changes and amendments may be in the form of changes and amendments to the existing West Hastings Unit Operating Agreement, a new unit operating agreement, or a side letter agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TEXCAL ENERGY SOUTH TEXS, L.P.
By: TEXCAL ENERGY (GP) LLC.

By:	/s/ William Schneider
William Schneider
President

DENBURY ONSHORE, LLC

By:	/s/ H. Raymond Dubuisson
H. Raymond Dubuisson
Vice President-Land